Exhibit 10.27

AGREEMENT AND PLAN OF MERGER

by and among

AMEDISYS HEALTH CARE WEST, L.L.C.,

IHC ACQUISITIONS, L.L.C.,

INFINITY HOME CARE, L.L.C.

AXIOM HEALTHEQUITY HOLDINGS MANAGEMENT, LLC,

INFINITY HEALTHCARE HOLDINGS, LLC,

and

AMEDISYS, INC.

Dated as of October 31, 2015

i

Exhibit

Exhibit A—Escrow Agreement

Exhibit B—Third Amended and Restated Company Operating Agreement

Exhibit C—Articles of Merger

Exhibit D—Closing Working Capital Sample

Exhibit E—Letter of Transmittal

Exhibit F—Support Agreement

Exhibit G—Bonus Receipt Agreement

Exhibit H—Form of Restrictive Covenant Agreement

Exhibit I—Company Counsel Legal Opinion

Schedules

Schedule I—Excluded ADR Receivables

Schedule II—Adjustments to Closing Working Capital

Schedule III—Required Notices and Consents for Closing

Disclosure Schedule

Parent’s Disclosure Schedule

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into and effective as of October 31, 2015, by and among INFINITY HOME CARE, L.L.C., a Florida limited liability company (the “Company”), IHC ACQUISITIONS, L.L.C., a Florida limited liability company (“Merger Sub”), and AMEDISYS HEALTH CARE WEST, L.L.C., a Delaware limited liability company and the sole member of Merger Sub (“Parent”). Axiom HealthEquity Holdings Management, LLC, a Delaware limited liability company, also joins this Agreement in its capacity as the initial “Agent” for the Equityholders; Amedisys, Inc., a Delaware corporation (“Amedisys”), also joins in this Agreement solely for purposes of Sections 4.16 and 4.17(i) hereof; and Infinity Healthcare Holdings, LLC, a Delaware limited liability company and the majority holder of Series A Preferred Units of the Company (the “Key Unit Holder”), also joins in this Agreement solely for purposes of Sections 2.7(c), 2.7(e), 3.3, 4.12, 4.17(f), 4.17(g) and 7.2(c).

BACKGROUND

Parent desires to acquire all of the issued and outstanding membership interests of the Company and, indirectly through the Company, each Subsidiary thereof. Parent has formed Merger Sub solely for the purpose of merging it with and into the Company (the “Merger”) as set forth below, with the Company continuing as the surviving entity and becoming thereby a wholly-owned subsidiary of Parent.

The Board of Managers of the Company and the Key Unit Holder have approved the Merger and shall exercise their “drag-along” rights in accordance with Section 7.4 of the Company Operating Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1.1. Capitalized terms used in this Agreement and not defined in this Section 1.1, have the meanings assigned to them elsewhere in this Agreement.

“Action” means any action, claim, complaint, formal investigation, petition, suit, arbitration or similar proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Person designated as the “Agent” for purposes of Section 8.5, determined as of the time of reference.

“Agent Fund” has the meaning set forth in Section 2.4(b).

“Agreement” means this Agreement and Plan of Merger, as the same may be amended or supplemented, together with all exhibits and schedules attached hereto.

“AHCA” means the Florida Agency for Health Care Administration.

“AHCA CHOW Date” has the meaning set forth in Section 4.6(a).

“Allocation Statement” has the meaning set forth in Section 4.14(b).

“Amedisys Credit Facility” has the meaning set forth in Section 4.17(i).

“Arbitrators” has the meaning set forth in Section 8.3(c).

“Articles of Merger” means articles of merger conforming to the requirements of Sections 605.1021—605.1026 of the Florida LLC Act, in substantially in the form attached hereto as Exhibit C, as modified by the agreement of Parent and the Company.

“Asserted Liability” has the meaning set forth in Section 7.4(b).

“AW”, “AW Obligations” and “AW Stock Purchase Agreement” have the meanings given to them in the definition of “Indebtedness” in this Article I.

“AW Escrow Amount” has the meaning set forth in Section 2.4(a)(ii).

“Balance Sheet” means the unaudited, consolidated balance sheet of the Merged Companies as of the Balance Sheet Date.

“Balance Sheet Date” means August 31, 2015.

“Base Claim” has the meaning set forth in Section 7.2(b).

“Base Purchase Price” means $63,000,000.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA that is established, maintained, sponsored or contributed to by any of the Merged Companies for the benefit of any current or former employees, contractors, directors or officers thereof, including, without limitation, any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, or performance awards, vacation pay, actual or phantom ownership of any Company Unit, tuition reimbursement, severance or termination pay, or other employee benefit plan, trust, agreement, contract, arrangement, practice, program, policy or commitment.

“Board of Directors” means (i) with respect to a corporation, its board of directors, (ii) with respect to a limited liability company, its board of managers (if any), managers (if manager managed), managing members (if member managed) or other governing body, and (iii) with respect to any other non-natural Person, its equivalent governing body.

“Bonus Receipt Agreement” has the meaning set forth in Section 2.5(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are permitted or required to be closed in Tampa, Florida, and Baton Rouge, Louisiana.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Certificate” has the meaning set forth in Section 2.5(b)(i).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” has the meaning set forth in Section 2.3(a)(i).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” has the meaning set forth in Section 2.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Rules” has the meaning set forth in Section 8.3(c).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Contracts” has the meaning set forth in Section 3.1(k).

“Company Expenses” has the meaning set forth in Section 2.4(b).

“Company Firm” has the meaning set forth in Section 8.17.

“Company Intellectual Property” means all Intellectual Property owned by or licensed to any of the Merged Companies.

“Company Knowledge Group” has the meaning set forth in the definition of “Knowledge.”

“Company Lease” has the meaning set forth in Section 3.1(h)(iii).

“Company Operating Agreement” means that certain Second Amended and Restated Operating Agreement of the Company, dated August 19, 2010, among the Company and the Equityholders, as amended by that certain First Amendment thereto dated January 27, 2013.

“Company Owned Real Property” means any real property owned by a Merged Company.

“Company Phantom Units” mean (a) the equity-based compensation units granted pursuant to the Conversion Award Agreements (as defined in the Company Operating Agreement), and (b) the equity-based compensation units granted pursuant to the Phantom Unit Agreements effective December 12, 2013, and April 1, 2015.

“Company Units” mean (a) the Series A Preferred Units of the Company, (b) the Class A Common Units of the Company, (c) the Class B Common Units of the Company, and (d) the Class C Common Units of the Company, in each case, as defined in, and having the rights and obligations set forth in, the Company Operating Agreement.

“Continuing Employee” has the meaning set forth in Section 4.2.

“Contract” means any contract, agreement, indenture, lease or sublease, purchase order, license, note, bond or mortgage.

“Deductible” has the meaning set forth in Section 7.3(b).

“Disclosure Schedule” means the disclosure schedule of the Company referred to in and delivered to Parent pursuant to this Agreement.

“Dispute” has the meaning set forth in Section 8.3(a).

“Disputed Items” has the meaning set forth in Section 2.7(c).

“Disputed Items Notice” has the meaning set forth in Section 2.7(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Encumbrance” means any charge, lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws, rules or regulations.

“Environmental Law” means any Law enacted and in effect on or prior to the Closing concerning pollution or the protection of the environment or human exposure to Hazardous Materials, including any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, disposal, remediation, Release or threatened Release of, or exposure to, any Hazardous Material.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any of the Merged Companies, is treated as a “single employer” under Section 4001 of ERISA or Section 414(b), (c), (m), or (o) of the Code and any related Treasury regulation.

“Escrow Agent” has the meaning set forth in Section 2.4(a)(ii).

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Parent, the Agent and the Escrow Agent, in the form attached hereto as Exhibit A.

“Estimated Merger Consideration” has the meaning set forth in Section 2.3(a)(iii).

“Estimated Merger Consideration Certificate” has the meaning set forth in Section 2.3(b)(i).

“Escrow Fund” has the meaning set forth in Section 2.4(a)(ii).

“Equityholders” means the holders of Company Units.

“Excluded ADR Receivables” mean the accounts receivable of the Merged Companies listed on Schedule I.

“Financial Statements” means the audited, consolidated balance sheets and related consolidated statements of income, changes in equityholders’ equity and cash flows of the Merged Companies as of and for the fiscal years ended December 31, 2013 and 2014, and the unaudited interim financial statements of the Merged Companies for the eight-month period ending on the Balance Sheet Date, including any notes thereto.

“Florida LLC Act” means the Florida Revised Limited Liability Company Act, Chapter 605 of the Florida Statues, as amended.

“Fraud” means, with respect to the Company or the Key Unit Holder, an actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in Sections 3.1 or 3.3, as applicable, and does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included in the related “knowledge group” of such Person (as set forth in the definition of “Knowledge) had actual knowledge that the representations and warranties made by such Person in Sections 3.1 or 3.3, as applicable, were actually breached when made, with the express intention to deceive the Parent and that Parent rely thereon to its detriment.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any national, federal, state or local government, or any regulatory authority, administrative agency, bureau, board, commission, court, department, tribunal, arbitral body or other similar governmental, quasi-governmental or regulatory authority or instrumentality thereof.

“Governmental Filings” has the meaning set forth in Section 3.1(c).

“Government Program” means any United States federal, state or local health care or reimbursement program administered by a Governmental Entity, including, without limitation, those Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”), CHAMPUS, or TRICARE, and any successor program to any of the above.

“Guaranteed Obligations” has the meaning Section 4.16 specifies.

“Hazardous Material” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant (or words of similar import).

“Healthcare Laws” means any Law or Legal Requirement relating to healthcare regulatory and reimbursement matters, including but not limited to 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute,” and its state law counterparts; 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “federal False Claims Act”; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; HIPAA and any other applicable Laws or Legal Requirements concerning the privacy and security of health information; Laws and Legal Requirements relating to participation in or submission of claims to Government Programs and Private Programs; applicable provisions of the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001 et seq., together with its implementing regulations and any other rules or regulations promulgated thereunder; any federal, state or local statute or regulation relevant to mail fraud, wire fraud, false statements or claims; survey, certification, and standards as each relates to eligibility to obtain authorizations of Governmental Entities required to participate in Government Programs; Medicare program conditions of participation and conditions of payment, and all applicable federal, state, and local licensing, accreditation, regulatory and certificate of need Laws.

“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, along with the regulations promulgated thereunder by the Secretary of the Department of Health and Human Services.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, addition to tax or penalty imposed with respect thereto.

“Income Tax Return” means any return, report, declaration, information return or other document required to be filed with a taxing authority in connection with Income Taxes, and any claims for refunds of Income Taxes paid, including any amendments to any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication: (i) obligations for borrowed money, including all outstanding principal, interest, fees, and other amounts payable with respect thereto (including, for the avoidance of doubt, any prepayment penalties or make-whole payments required in connection with the repayment of the borrowed money prior to its stated maturity date); (ii) obligations under swaps, hedges or similar instruments; (iii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iv) obligations under notes, debentures, letters of credit or similar instruments; (v) any obligation owed for all or any part of the deferred purchase price of property or services which is not accounted for in the computation of Closing Working Capital; and (vi) guarantees of obligations described in clause (i) through (v) above of any other Person. For all purposes of this Agreement, the obligations owed to Angel Watch Home Care, Inc. (or its equityholders) (together, “AW”) under the Stock Purchase Agreement, dated July 2, 2015, by and between AW and Infinity Home Care of Jacksonville, LLC (the “AW Stock Purchase Agreement”), shall be fixed at the following amounts (collectively, the “AW Obligations”): (x) $350,000, in the case of the Deferred Purchase Price payments payable under Section 2.4(a) thereof, (y) $125,000, in the case of the Closing Working Capital Adjustment payable under Section 2.3 thereof, and (z) $1,000,000, in the case of the aggregate Earn-Out Payments payable under Section 2.8 thereof, less in each case any amounts paid on or before the Closing Date. Such fixed amounts shall apply for purposes of establishing the AW Escrow Amount.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnified Persons” has the meaning set forth in Section 4.11(a).

“Independent Accounting Firm” means Ernst & Young (the Tampa, Florida office) or such other independent certified public accounting firm mutually agreed upon in writing by Parent and Agent prior to the Closing.

“Intellectual Property” means all registered and unregistered trademarks, service marks, trade names and Internet domain names and email addresses, slogans, designs, pictures or any other symbols used to identify any good and/or service (together with the goodwill symbolized by any of the foregoing), patents, patent applications, registered and unregistered copyrights, trade secrets, proprietary know-how and other confidential and proprietary information, moral rights and any other intellectual property rights recognized under any Laws or international conventions, and in any country or jurisdiction in the world, all applications, disclosures, renewals, extensions, continuations or reissues thereof, and all rights arising thereunder.

“Key Unit Holder” has the meaning set forth in the Recitals.

“Knowledge” with respect to (i) the Company, means the actual knowledge of Stephen B. Karasick, Chief Executive Officer of the Company, Ralph Nelson, Chief Financial Officer of the Company, Shannon Abbott, Chief Commercial Officer of the Company, Edwin Hightower, Jr., Chief Administrative Officer of the Company, Eileen Amruso, Corporate Compliance Officer of the Company, Barbara Aquilia, Senior Vice President of Operations of the Company, and Phyllis Mullis, Senior Vice President of Operations of the Company (collectively, the “Company Knowledge Group”), as of the related date, and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable inquiry and in the normal performance of their duties in their respective capacities with respect to the Company, (ii) with respect to Parent, means the actual knowledge of Kristopher Novak, Director of Corporate Development of Amedisys, and Stephen Seim, Chief Strategy Officer of Amedisys, as of the related date, and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable inquiry and in the normal performance of their duties in their respective capacities with respect to Amedisys, and (iii) with respect to the Key Unit Holder, means the actual knowledge of Brian Anderson and Phil Dingle, as of the related date, and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable inquiry and in the normal performance of their duties in their respective capacities with respect to the Key Unit Holder.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree of any Governmental Entity having the effect of law.

“Legal Requirement” means at any time (i) any Law, injunction, writ, edict, award, authorization or other legally binding requirement of any Governmental Entity in effect at that time or (ii) any legally binding obligation included in any certificate, certification, franchise, Permit or license issued by any Governmental Entity at that time.

“Letter of Transmittal” has the meaning set forth in Section 2.5(b)(i).

“Losses” to any specified Person means actual losses, damages, liabilities, costs and expenses, including, without limitation, reasonable legal fees, accounting costs, actuarial costs, fines, penalties, compliance costs, amounts paid in settlement, court costs, investigation and remediation costs, and consultant, expert, and other professional fees; provided, however, Losses (a) shall exclude any such items that are punitive, special, consequential, incidental, exemplary, in the nature of lost profits or the like, or any dimunition in value of property or equity, and (b) shall not be calculated using a “multiplier” or any other method having a similar effect, in each case, except as to actual awards paid or payable by such specified Person to a third party or with respect to a claim asserted against a Person for Fraud committed by or attributable to that Person.

“Material Adverse Effect” means any event, series of events, change or effect that, individually or in the aggregate with other events, series of events, changes, or effects, has had or is reasonably likely to have a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), or results of operations of the Merged Companies, taken as a whole; provided, that in no event shall any event, series of events, change or effect that arises out of or is attributable to any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in the determination of whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any change in any Law, Legal Requirements or accounting standards (including GAAP) or interpretations or the enforcement thereof (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Merged Companies, taken as a whole, relative to other Persons in the home health industry); (ii) conditions affecting any of the industries, industry sectors or geographic sectors in which the Merged Companies operate or in which products of the Merged Companies are used or distributed, or general business, financial, banking or economic conditions or debt, currency or capital markets (whether in the United States or any other country or in any international market), including changes in interest rates, exchange rates, commodity prices and fuel costs (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Merged Companies, taken as a whole, relative to other Persons in the home health industry); (iii) acts of God, national or international political or social conditions, the engagement by the United States or other countries in hostilities, war or military operations, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, sabotage, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event; (iv) the execution or delivery of this Agreement or the announcement, disclosure, pendency or consummation of the transactions contemplated by this Agreement or attributable to the fact that Parent or any of its Affiliates are the prospective owners of the Merged Companies (including the impact thereof on relationships, contractual or otherwise, with, or other impact on, customers, suppliers, referral sources, distributors, partners, employees, labor unions or regulators)); (v) any event, condition or other matter described on the Disclosure Schedule to this Agreement, (vi) compliance by the Company with the terms of, or the taking of any action by the Company required by this Agreement; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Parent has expressly consented in writing; or (viii) any failure by the Merged Companies to achieve any published or internally prepared budgets, projections, predictions, estimates plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change underlying such failure contributes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (i) to (vii)).

“Merger” has the meaning set forth in the Background section.

“Merged Companies” means the Company and its Subsidiaries, collectively, and “Merged Company” means any one of the Merged Companies.

“Merger Consideration” has the meaning set forth in Section 2.3(a)(iv).

“Merger Consideration Adjustment Escrow Amount” has the meaning set forth in Section 2.7(e).

“Merger Consideration Certificate” has the meaning set forth in Section 2.7.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Units” means the units of membership interest in Merger Sub.

“Nondisclosure Agreement” has the meaning set forth in Section 4.4.

“Notice Period” has the meaning set forth in Section 7.4(b).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (i.e., including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, constitutional documents, by-laws or operating agreement).

“Outside Date” has the meaning set forth in Section 6.1(e).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent’s Disclosure Schedule” means the disclosure schedule of the Parent referred to in and delivered to the Company pursuant to this Agreement.

“Paying Agent” has the meaning set forth in Section 2.4(a)(vi).

“Paying Agent Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Permits” has the meaning set forth in Section 3.1(m)(ii).

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances approved by Parent in writing; (iv) Encumbrances for Taxes (A) not yet due and payable, or (B) if due, not yet delinquent or being contested in good faith; in each case provided that adequate reserves with respect thereto are maintained on the books of the related Person in accordance with GAAP; (v) requirements and restrictions of zoning, building and other Laws or Legal Requirements, which are incurred in the ordinary course of such Person’s business or existing on property and not materially interfering with the ordinary conduct of such Person’s business or such Person’s use of such property; (vi) statutory liens of landlords for amounts not yet due and payable provided that adequate reserves with respect thereto are maintained on the books of the related Person in accordance with GAAP; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (viii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Private Programs” means such private non-governmental programs, including without limitation any private insurance program, under which any of the Merged Companies, directly or indirectly, is presently receiving payments or is eligible to receive payments.

“Proceeding” has the meaning set forth in Section 4.11(a).

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into or through the environment (including natural resources, threatened or endangered species, indoor or ambient air, surface water, groundwater, drinking water supplies, creek, stream or river sediments, marsh or wetlands and land surface or subsurface strata or soil).

“Sale Bonus Payments” has the meaning set forth in Section 2.3(a)(v).

“Subsidiary” means any Person whose securities or other ownership interests having by their terms the power to elect a majority of the Board of Directors are owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in Section 2.5(b)(i).

“Survival Expiration Date” has the meaning set forth in Section 7.1.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” means any foreign, federal, state or local income, sales and use, rent tax (applicable to lease payments), excise, franchise, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, unemployment, severance, withholding, social security, medicare, disability, value added, environmental, transfer, estimated or other tax imposed by a taxing authority, including any interest, addition to tax or penalties imposed with respect thereto.

“Tax Return” means any return, report, declaration, information return or other document required to be filed with a taxing authority in connection with any Taxes, and any claims for refunds of Taxes paid, including any amendments to any of the foregoing.

“Transaction Engagement” has the meaning set forth in Section 8.17.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes incurred in connection with the transactions contemplated hereby, including any interest, addition or penalties imposed with respect thereto.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Florida LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the entity surviving the Merger (the “Surviving Company”), shall by virtue of the Merger continue its existence under the laws of the State of Florida as a wholly-owned subsidiary of Parent.

(b) Articles of Merger. Contemporaneously with the Closing or as promptly as practicable after the Closing, Parent and the Company shall cause properly executed Articles of Merger, in mutually acceptable form, to be filed with the Secretary of State of the State of Florida in accordance with the Florida LLC Act. The Merger shall become effective on the date and time (the “Effective Time”) when the Articles of Merger is filed with and accepted by the Secretary of State of the State of Florida, or at such subsequent date and time as Parent and the Company shall have agreed upon and designated in the Articles of Merger.

(c) Effect of Merger. From and after the Effective Time, the Merger shall have the effects set forth in the Florida LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, and obligations of the Company and Merger Sub shall become debts, liabilities, and obligations of the Surviving Company. Any certificate of authority to transact business in the State of Florida held by Merger Sub shall be cancelled as of the Effective Time.

(d) Organizational Documents. At the Effective Time, the Company’s articles of organization immediately prior to the Effective Time shall be the articles of organization of the Surviving Company, until thereafter amended in accordance with the Florida LLC Act. At the Effective Time, the Company Operating Agreement shall be amended and restated in its entirety as set forth on Exhibit B hereto, and, as so amended, shall be the operating agreement of the Surviving Company, until thereafter amended in accordance with the Florida LLC Act and as provided in the operating agreement of the Surviving Company.

(e) Managers and Officers. At the Effective Time, the managers and officers of Merger Sub serving in such capacity immediately prior to the Effective Time shall become the managers and officers, respectively, of the Surviving Company, until their respective successors are duly elected or appointed and qualified as provided in the operating agreement of the Surviving Company.

(f) Effect on Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or an Equityholder:

(i) each Company Unit issued and outstanding immediately prior to the Effective Time shall forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the amount that the Equityholder of such Company Unit would have been entitled to receive with respect to such Company Unit as if the Merger Consideration payable to the Equityholders pursuant to this Agreement (as adjusted pursuant to the terms and conditions of this Agreement) were paid to the Equityholders pursuant to Section 4.6(c) of the Company Operating Agreement in connection with a Distribution of Capital Cash Flow (as defined in the Company Operating Agreement), and

(ii) each Merger Sub Unit issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable unit of membership interest of the Surviving Company. As of the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Company and shall be admitted as the sole member of the Surviving Company.

Section 2.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 6.1, the consummation of the transactions contemplated hereby (the “Closing”) will take place via the electronic exchange of documents and funds on (a) the AHCA CHOW Date, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Sections 5.1 and 5.2, or (b) such other date that is agreed to in writing by the Agent, the Company and Parent (in either case, the “Closing Date”).

Section 2.3 Certain Definitions; Pre-Closing Deliveries.

(a) Certain Definitions. As used herein, the following terms shall have the following meanings:

(i) “Closing Cash” means, as of the close of business on the Closing Date, the consolidated cash, cash-equivalents and deposits of the Merged Companies. The Closing Cash shall be determined in accordance with GAAP, using the same GAAP-compliant accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Merged Companies in preparing the Balance Sheet. For the avoidance of doubt, Closing Cash will be determined net of outstanding checks and inclusive of deposits in transit as of the close of business on the Closing Date.

(ii) “Closing Working Capital” means, as of the close of business on the Closing Date,

(A) the consolidated accounts receivable (other than the Excluded ADR Receivables), prepaid expenses, and other current assets (but excluding cash and cash equivalents, determined in the same manner as the amount of Closing Cash is determined) of the Merged Companies, as such line items are shown on the sample working capital calculation as of June 30, 2015 set forth on Exhibit D, minus

(B) the consolidated accounts payable, accrued expenses, and other current liabilities of the Merged Companies (excluding for this purpose all Indebtedness, all expenses relating to the transactions contemplated by this Agreement paid by or on behalf of the Equityholders at or in connection with the Closing, and all other liabilities paid by or on behalf of any Merged Company at or in connection with the Closing), as such line items are shown on Exhibit D, in each case, determined in accordance with GAAP, using the same GAAP-compliant accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Balance Sheet, subject to the adjustments set forth on Schedule II.

(iii) “Estimated Merger Consideration” means the Merger Consideration, determined using the estimate of the Closing Working Capital set forth in the Estimated Merger Consideration Certificate.

(iv) “Merger Consideration” means the Base Purchase Price, (A) plus the aggregate amount of the Closing Cash, and either (B) plus the amount, if any, by which Closing Working Capital is more than $460,000, or (C) minus the amount, if any, by which Closing Working Capital is less than $460,000.

(v) “Sale Bonus Payments” means all change of control, retention (excluding, for the avoidance of doubt, severance payments, which are addressed in Section 4.2), sale and transaction bonuses payable to employees or other service providers of any of the Merged Companies by reason of the transactions contemplated by this Agreement, excluding payments to the holders of Company Phantom Units in respect thereof.

(b) Closing Payment Schedule. No later than December 21, 2015 (or such later date as is acceptable to Parent), the Company will furnish to Parent the following:

(i) a certificate signed by the Chief Financial Officer of the Company (the “Estimated Merger Consideration Certificate”) setting forth a good faith estimate of Closing Working Capital (on an itemized basis), the Closing Cash, and the Estimated Merger Consideration, which estimate is to be prepared by the Company in consultation with Parent;

(ii) a spreadsheet (the “Distribution Schedule”) setting forth: (A) the name of each Equityholder and holder of Company Phantom Units immediately prior to the Effective Time, (B) the number and class of Company Units or Company Phantom Units held by each such holder immediately prior to the Effective Time, (C) based on the Estimated Merger Consideration Certificate: (1) the aggregate Estimated Merger Consideration that each Equityholder and holder of Company Phantom Units is entitled to receive under this Agreement, and (2) the amount to be contributed to the Escrow Fund and Agent Fund on behalf of each such Equityholder (in each case, based on such holder’s pro-rata share of the Estimated Merger Consideration), and (D) the Sale Bonus Payments to be paid at the Closing (including the amounts and recipients thereof),

(iii) a list of the payees of Company Expenses that will receive payment at the Closing, the amounts payable thereto, and their wire instructions for payment, and

(iv) a signed payoff letter from each holder of outstanding Indebtedness (other than with respect to the AW Obligations that constitute Indebtedness), in form and content reasonably acceptable to Parent, (A) indicating the amount required to discharge such Indebtedness at the Closing, and the wire instructions for payment, and (B) if such Indebtedness is secured by any Encumbrances, agreeing to release such Encumbrances upon receipt of the payoff amount.

The parties agree that Paying Agent, Parent and the Surviving Company shall be entitled to rely on the Distribution Schedule in making payments under this Article II and shall not be responsible for the calculations or the determinations regarding such calculations in such Distribution Schedule.

Section 2.4 Payments at Closing and Agent Fund.

(a) Payments at Closing. At the Closing, Parent shall make the following payments (in an amount, in the aggregate, equal to the Estimated Merger Consideration) by wire transfer of immediately available funds:

(i) first, on behalf of the Merged Companies to the respective holders of Indebtedness, if any, outstanding as of the Closing, the amounts specified in the payoff letters delivered by the Company to Parent pursuant to Section 2.3(b)(iv);

(ii) second, to Fifth Third Bank, N.A. (the “Escrow Agent”), an amount equal to the sum of (A) $3,150,000, plus (B) the Merger Consideration Adjustment Escrow Amount, plus (C) the amount of the AW Obligations (the “AW Escrow Amount”) (such collective amount, and all earnings thereon, the “Escrow Fund”) to be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement;

(iii) third, on behalf of the Merged Companies, to such payees of the Company Expenses as directed in writing by the Company pursuant to Section 2.3(b)(iii);

(iv) fourth, to the Agent, an amount equal to the initial Agent Fund;

(v) fifth, to the Company, an amount equal to the total Sale Bonus Payments and total amounts payable to the holders of Company Phantom Units at the Closing, in each case as set forth on the Distribution Schedule (and Parent shall cause the Surviving Company to pay such amounts to the recipients thereof in accordance with Section 2.5(c)); and

(vi) sixth, to Fifth Third Bank, N.A. (the “Paying Agent”), the balance of the Estimated Merger Consideration over the amounts paid pursuant to Sections 2.4(a)(i)—(v) above, to be disbursed to the Equityholders in accordance with Section 2.5(b).

(b) Agent Fund. Prior to the Closing, the Company shall specify in writing to Parent the amount of the initial “Agent Fund”, which shall not be less than $350,000. The Agent may use the Agent Fund to (i) pay any unpaid Company Expenses and any outstanding Indebtedness of the Merged Companies (other than the AW Obligations) that is not paid in full at the Closing (such payments to be made by Agent within fifteen (15) days following the Closing), (ii) pay all costs and expenses incurred by or on behalf of the Agent, in its capacity as such, including all costs and expenses incurred in connection with any dispute or claim with respect to the transactions contemplated hereby, and (iii) pay indemnification claims against the Equityholders. The Agent Fund will be held or disbursed, in whole or in part, as determined in good faith by the Agent. Excess amounts (as determined in good faith by the Agent from time to time) will be released from the Agent Fund to the Equityholders in accordance with Section 2.5(d). The retention by the Agent of any amounts in the Agent Fund shall not be used as evidence that the Equityholders have any obligation hereunder. The Agent Fund will be increased by any payments received by the Agent, in its capacity as such, pursuant to any other provision of this Agreement or the Escrow Agreement, including without limitation any amounts released from the Escrow Fund. The Agent may in its discretion hold amounts disbursed to it from the Escrow Fund as security for possible indemnification claims against the Equityholders. As used herein, “Company Expenses” means the fees and expenses incurred by the Agent and/or the Merged Companies in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Livingstone Partners and Hill, Ward & Henderson, P.A., but specifically excluding any fees and expenses incurred by or for the benefit of Parent or any of its Affiliates. Any payment of the Company Expenses, any outstanding Indebtedness of the Merged Companies, and indemnification claims shall be made exclusively from the Merger Consideration, and the Agent shall not have any personal liability for the payment of such amounts.

Section 2.5 Deliveries at Closing by the Company; Surrender and Payment.

(a) Closing Deliveries. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.2, the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 5.1.

(b) Payments to Equityholders.

(i) The Paying Agent shall effect the exchange of the Merger Consideration payable to the Equityholders pursuant to this Agreement for the Company Units that are issued and outstanding immediately prior to the Effective Time. Prior to the Closing Date, the Company shall mail or otherwise deliver to each Equityholder, whose Company Units will be converted into the right to receive the Merger Consideration pursuant to this Agreement, (i) a Letter of Transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”); and a Support Agreement in the form attached hereto as Exhibit F (the “Support Agreement”); and (ii) instructions for use in effecting the surrender of the certificate or certificates, if any, that immediately prior to the Effective Time represented outstanding Company Units (the “Certificates”) in exchange for the Merger Consideration. Upon proper execution and delivery of a duly completed Letter of Transmittal and Support Agreement for Company Units (together with, if such Company Units are certificated, surrender of the Certificate or Certificates for such Company Units for cancellation, or delivery of an affidavit in accordance with Section 2.5(b)(iii), and such other deliverables as may be required by the Letter of Transmittal) to Parent, as coordinated by counsel for the Company, the Equityholder shall be entitled to receive in exchange for such Company Units an amount in cash (without interest) equal to the portion of the Estimated Merger Consideration payable to the Equityholders that such Equityholder has the right to receive pursuant to this Agreement as set forth on the Distribution Schedule (plus the right to receive, in accordance with the Distribution Schedule, amounts (A) from the Escrow Fund in accordance with Section 2.5(d) and the Escrow Agreement, (B) from the Agent Fund in accordance with Section 2.4(b) and Section 2.5(d), or (C) as a result of an adjustment to the Merger Consideration pursuant to Section 2.7, in each case, that may become payable for such Company Units after the Closing pursuant to this Agreement, subject to the contingencies specified herein and, with respect to the Escrow Fund, in the Escrow Agreement). Parent shall cause the Paying Agent to pay such amount to such Equityholder no later than the later of (A) the Closing Date (provided, however, Parent shall not be responsible to any such Equityholder other than the Key Unit Holder for any Losses, including interest, incurred by such Equityholder in the event payment is delayed beyond the Closing Date despite Parent’s commercially reasonable good faith efforts to make such payment on the Closing Date), or (B) three (3) Business Days after receipt of the duly completed and executed Letter of Transmittal and Support Agreement (together with, if such Company Units are certificated, surrender of the Certificate or Certificates for such Company Units for cancellation, or delivery of an affidavit in accordance with Section 2.5(b)(iii), and such other deliverables as may be required by the Letter of Transmittal). The Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Company Units will be deemed from and after the Effective Time to evidence the right to receive the portion of the Merger Consideration which shall be payable for such Company Units under this Agreement, without interest. Parent will engage the Paying Agent pursuant to the Escrow Agreement, and the fees, costs and expenses of the Paying Agent will be shared equally by Parent and the Company (with the Company’s portion thereof constituting a Company Expense).

(ii) All Merger Consideration paid or payable upon the execution and delivery of a duly completed Letter of Transmittal and Support Agreement and the surrender of a Certificate, if applicable, in accordance with the terms hereof, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Units set forth on such Letter of Transmittal and Support Agreement, and, from and after the Effective Time, there shall be no further registration of transfers on the books of the Surviving Company of Company Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be cancelled and exchanged in accordance with this Agreement.

(iii) If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration in respect of such Company Units, require the owner of such lost, stolen or destroyed Certificate to provide an affidavit and indemnity agreement (without the requirement to post a bond) in reasonable form and substance as indemnity against any claim that may be made against Parent or the Surviving Company with respect to such Certificate.

(iv) At any time following one year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to Equityholders, and thereafter such Equityholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to payment of the applicable Merger Consideration, payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company or other Affiliates of Parent shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar Law.

(c) Compensatory Payments. Parent shall cause the Surviving Company to pay (i) to each recipient of a Sale Bonus Payment, the amount of such Sale Bonus Payment set forth on the Distribution Schedule, and (ii) to each holder of a Company Phantom Unit, the amount payable at the Closing with respect thereto as set forth on the Distribution Schedule, in each case, subject to such recipient’s or holder’s execution and delivery to the Company of a duly executed Bonus Receipt Agreement in the form attached hereto as Exhibit G (“Bonus Receipt Agreement”), and subject to withholdings that are required to be made under any federal, state, local or foreign Tax law with respect to such payments. Such amount shall be paid to the recipient or holder no later than the later of (A) the Closing Date, or (B) the next regularly scheduled pay day of the Surviving Company after receipt of the Bonus Receipt Agreement (provided, that if a Bonus Receipt Agreement is received more than three (3) Business Days prior to the Closing Date, the amount payable thereunder shall be paid on the Closing Date). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company or other Affiliates of Parent shall be liable to a recipient of a Sale Bonus Payment or a holder of a Company Phantom Unit for any amount delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar Law, if such person fails to duly execute and deliver the related Bonus Receipt Agreement.

(d) Future Payments. If any amount is released from the Agent Fund to the Equityholders pursuant to Section 2.4(b) (including amounts attributable to payments received by the Agent, in its capacity as such, from the Escrow Fund), such amount shall be paid to the Paying Agent (for the benefit of the Equityholders) for prompt payment to the Equityholders, or (if the Paying Agent is no longer engaged) paid directly by the Agent to the Equityholders, in accordance with Section 2.1(f)(i) and the Distribution Schedule. Agent shall prepare and deliver an updated Distribution Schedule setting forth the manner in which any payment described in this Section 2.5(d) is required to be allocated among the Equityholders.

Section 2.6 Deliveries at Closing by Parent. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.1, the Parent will deliver or cause to be delivered the instruments, consents, certificates and other documents required of Parent and Merger Sub by Section 5.2.

Section 2.7 Determination of Merger Consideration.

(a) Within ninety (90) days after the Closing Date, Parent will deliver to the Agent a certificate (the “Merger Consideration Certificate”) executed by Parent setting forth a good faith, itemized statement of Closing Working Capital, the amount of Closing Cash and a calculation of the Merger Consideration.

(b) If the Agent delivers written notice (the “Disputed Items Notice”) to the Parent within thirty (30) days after receipt by Agent of the Merger Consideration Certificate, stating that Agent objects to any items in the Merger Consideration Certificate, specifying in reasonable detail the basis for such objection and setting forth the Agent’s proposed modification to the Merger Consideration, the Agent and Parent will attempt to resolve and finally determine and agree upon the Merger Consideration as promptly as practicable.

(c) If the Agent and Parent are unable to agree upon the Merger Consideration within thirty (30) days after delivery of the Disputed Items Notice, the Agent and Parent will jointly hire and direct the Independent Accounting Firm to resolve the items set forth in the Disputed Items Notice (the “Disputed Items”). The Independent Accounting Firm will (i) resolve the Disputed Items (and only the disputed items) within the range of disputed amounts and (ii) make a determination of the Merger Consideration using the calculations set forth in the Merger Consideration Certificate, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. The Independent Accounting Firm will use reasonable efforts to make its determination within sixty (60) days after being hired and such determination will be final and binding on the Agent, the Parent, the Surviving Company and the Equityholders. The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by the Independent Accounting Firm (which, if determined to be Agent, shall be paid solely from the Agent Fund and, if insufficient, the Equityholders severally based on their respective pro rata shares of the Escrow Fund as set forth on the Distribution Schedule), or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Agent (solely from the Agent Fund and, if insufficient, the Equityholders severally based on their respective pro rata shares of the Escrow Fund as set forth on the Distribution Schedule) and 50% by Parent. The Key Unit Holder shall promptly pay on demand from Parent any amounts due from the Equityholders pursuant to the foregoing sentence that are not funded by the Equityholders within 30 days after Parent’s demand.

(d) If the Agent does not deliver the Disputed Items Notice to Parent within thirty (30) days after receipt by the Agent of the Merger Consideration Certificate, the Merger Consideration specified in the Merger Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the Agent, the Parent, the Surviving Company and the Equityholders.

(e) At such time as the Merger Consideration is finally determined, either (i) Parent shall pay the Agent an aggregate amount equal to the excess, if any, of the Merger Consideration over the Estimated Merger Consideration, or (ii) the Agent shall pay Parent an aggregate amount equal to the excess, if any, of the Estimated Merger Consideration over the Merger Consideration. Any payment by Agent pursuant to Section 2.7(e)(ii) shall come first, from the Escrow Fund, for an amount up to $100,000 (the “Merger Consideration Adjustment Escrow Amount”), and second, from the Agent Fund or the Equityholders severally based on their respective pro rata shares of the Escrow Fund as set forth on the Distribution Schedule, at the Agent’s option, with respect to any remaining difference, such amounts to be paid pursuant to joint written instructions provided by Parent and Agent to the Escrow Agent. The Key Unit Holder shall promptly pay on demand from Parent any amounts of Merger Consideration due from the Equityholders pursuant to Section 2.7(e)(ii) that are not funded by the Equityholders within 30 days after Parent’s demand. To the extent any amount distributed to Parent pursuant to Section 2.7(e)(ii) is less than the Merger Consideration Adjustment Escrow Amount, Parent and Agent shall jointly instruct the Escrow Agent in writing to distribute an amount equal to the difference thereof to Agent. If Parent is required to make a payment to Agent under Section 2.7(e)(i), Parent and Agent shall jointly instruct the Escrow Agent in writing to distribute the full amount of the Merger Consideration Adjustment Escrow Amount to Agent.

(f) Except as set forth in this Section 2.7, Parent shall have no right to make any claim against the Agent in respect of the determination of the Merger Consideration or the Closing Working Capital and, without limiting the generality of the foregoing, no adjustment to the Merger Consideration pursuant to this Section 2.7 shall be considered a breach of any representation, warranty or other provision of this Agreement. Any payment pursuant to this section shall be treated as an adjustment to the Merger Consideration and shall not be subject to the terms and limitations of Section 7.2(b).

(g) The Agent and its accountants, lawyers and representatives will be given reasonable access at reasonable times to (and shall be allowed, at Agent’s expense, to make copies of) the advisors and the relevant books and records and to any personnel of the Merged Companies reasonably requested by such persons, in each case in connection with the determination of the Merger Consideration or any dispute relating thereto. Parent and its accountants, lawyers and representatives will be given reasonable access at reasonable times to (and shall be allowed, at Parent’s expense, to make copies of) the advisors and the working papers, trial balances, statements of account, accounting records and similar materials of the Agent relating to the Merger Consideration or any dispute relating thereto. All such information obtained by the parties hereunder shall be used solely for purposes of the dispute resolution process contemplated in this Section 2.7 and shall otherwise be maintained in confidence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except as set forth on the related Part of the Disclosure Schedule, the Company represents and warrants to Parent that each of the statements contained in this Section 3.1 is true and correct as of the date hereof or such other date specified therein. Except for the representations and warranties expressly set forth in this Section 3.1, the Company makes no other representation or warranty (either express or implied) herein or with respect to any Merged Company or the transactions contemplated by this Agreement.

(a) Due Organization and Good Standing. Each Merged Company is duly organized, validly existing and is in good standing (or the equivalent) under the Laws of the State of Florida. Each Merged Company is qualified or otherwise authorized to transact business as a foreign limited liability company and is in good standing (or the equivalent) under the Laws of every other state in which such qualification or authorization is required under applicable Law. Each Merged Company has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted.

(b) Authorization, Execution and Delivery; Valid and Binding Agreement. The Company has the power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. This Agreement has been, and each of such other agreement, instrument and document will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such other agreements, instruments and documents, when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Governmental Filings; Company Contracts. No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the other agreements, instruments and documents of the Company contemplated hereby, except (i) the Articles of Merger, (ii) Governmental Filings that become applicable or are required solely as a result of matters specifically related to Parent, Merger Sub or their respective Affiliates, and (iii) the Governmental Filings set forth on Part 3.1(c)(1) of the Disclosure Schedule, if any. No notifications to, or authorizations, consents or approvals of any counterparty to a Company Contract are required in connection with the execution, delivery and performance of this Agreement or the other agreements, instruments and documents of the Company contemplated hereby, except with respect to those set forth on Part 3.1(c)(2) of the Disclosure Schedule, if any.

(d) Capital Structure; Subsidiaries.

(i) As of the date of this Agreement, the issued and outstanding Company Units consist of (A) 2,111,163.80 Series A Preferred Units, (B) 1,225,125 Class A Common Units, (C) 825,000.20 Class B Common Units, and (D) 230,716.67 Class C Common Units. The Company Units have been duly authorized, and are validly issued, fully paid and nonassessable. Part 3.1(d)(i) of the Disclosure Schedule accurately lists each holder of Company Units and holder of Company Phantom Units and the number and class of Company Units or Company Phantom Units held by such holder.

(ii) Part 3.1(d)(ii) accurately lists each Subsidiary of the Company. Except as set forth on Part 3.1(d)(ii) of the Disclosure Schedule, all of the issued and outstanding equity ownership interests of each Subsidiary of the Company are directly or indirectly owned by the Company or another Subsidiary of the Company. Each such equity ownership interest has been duly authorized, and is validly issued, fully paid and nonassessable.

(iii) Except as set forth on Part 3.1(d)(iii) of the Disclosure Schedule, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any of the Merged Companies to issue shares of its respective equity ownership interests. The offer, issuance and sale of all outstanding equity ownership interests of the Merged Companies were made in compliance with all applicable federal and state securities laws. Except as set forth on Part 3.1(d)(iii) of the Disclosure Schedule, there are no agreements, written or oral, to which any Merged Company is a party relating to the acquisition, redemption, disposition, voting or registration under applicable securities laws of any equity ownership interest of such Merged Company. Except as set forth on Part 3.1(d)(iii) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Merged Companies.

(iv) Except as set forth on Part 3.1(d)(iv) of the Disclosure Schedule, no Equityholder is entitled to any dissenters’ or similar rights under Florida law, the Organizational Documents of the Company, or any other Law, Contract or Legal Requirements.

(v) The Distribution Schedule, as it may be updated by the Agent for purposes of Section 2.5(d), is and at all times shall be true and correct and accurately set forth the amount of Merger Consideration and future payments (as contemplated by Section 2.5(d)) owing to the Equityholders, the holders of Company Phantom Units and the recipients of the Sale Bonus Payments. Except as set forth on the Distribution Schedule, as it may be updated by the Agent for purposes of Section 2.5(d), no payments shall be owing to the Equityholders, the holders of Company Phantom Units and the recipients of the Sale Bonus Payments in connection with the transactions contemplated by this Agreement.

(e) Financial Statements. Part 3.1(e) of the Disclosure Schedule attaches true and complete copies of the Financial Statements. Except as set forth in the footnotes thereto, the Financial Statements have been prepared in accordance with GAAP, subject, in the case of unaudited statements, to normal recurring adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. The Financial Statements fairly present, in all material respects, in accordance with GAAP the consolidated financial position of the Merged Companies as of the dates thereof and the consolidated results of operations, cash flows and changes in equityholders’ equity for the periods then ended (provided that the Financial Statements do not present any changes in equityholders’ equity of the Merged Companies for the interim periods ended on the Balance Sheet Date), subject, in the case of unaudited statements, to normal recurring adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. Except as Part 3.1(e) of the Disclosure Schedule sets forth, as of the Balance Sheet Date, the Merged Companies did not have any outstanding Indebtedness to any Person or any material liabilities or obligations of any kind (including contingent obligations, Tax assessments or unusual forward or long term commitments), or any material unrealized or anticipated loss, which under GAAP were required to be reflected on the face of the Balance Sheet and were not so reflected. None of the Merged Companies has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property. The Balance Sheet was prepared in accordance with GAAP, using the same GAAP-compliant accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Financial Statements for the fiscal year ended December 31, 2014, subject to the adjustments set forth on Schedule II.

(f) No Conflict or Violation. Except as set forth on Part 3.1(f) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described or referenced in Section 3.1(c) have been obtained or made, violate, in any material respect, any applicable Law or Legal Requirement to which any Merged Company is subject, (ii) (A) require a consent or approval under, (B) conflict with, result in a violation or breach of, or constitute a default under, or (C) result in the acceleration of, or a right to accelerate, terminate or cancel, in each case, in any material respect, any Company Contract or Company Lease, or (iii) violate any Merged Company’s Organizational Documents.

(g) Legal Proceedings. Except as set forth on Part 3.1(g) of the Disclosure Schedule, (i) there are no Actions pending, or, to the Knowledge of the Company, threatened against any Merged Company, and (ii) none of the Merged Companies is the subject of any judgment, decree, injunction or order of any Governmental Entity.

(h) Personal Property; Owned and Leased Real Property.

(i) Part 3.1(h)(i) of the Disclosure Schedule sets forth a true, correct and complete listing of all tangible personal property owned by the Merged Companies as of the Balance Sheet Date. Except as may be reflected in the Financial Statements or set forth on Part 3.1(h)(i) of the Disclosure Schedule, the Merged Companies have good and valid title, free and clear of any Encumbrances (except for Permitted Encumbrances), to all such tangible personal property, except for such tangible personal property as has been disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as set forth on Part 3.1(h)(i) of the Disclosure Schedule, all of the tangible personal property of the Merged Companies is in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and adequate in all material respects for the purposes for which they presently are being used or held for use.

(ii) There is no and has never been any Company Owned Real Property.

(iii) Part 3.1(h)(iii) of the Disclosure Schedule sets forth a list of all leases pursuant to which the Merged Companies lease real property (each a “Company Lease”) and the address of the real property to which it relates. Each Company Lease remains in full force and effect. No Merged Company is in breach or default in any material respect under any Company Lease and, to the Company’s Knowledge, no lessor thereunder is in breach or default in any material respect. True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Parent. Except as set forth on Part 3.1(h)(iii) of the Disclosure Schedule, no Merged Company has subleased or granted any other right to the use or occupy any real property that is the subject of any Company Lease.

(iv) Part 3.1(h)(iv) of the Disclosure Schedule sets forth a list of all leases of tangible personal property to which any of the Merged Companies are parties. Each such lease remains in full force and effect and no Merged Company is in breach or default in any material respect thereunder and, to the Company’s Knowledge, no lessor thereunder is in breach or default in any material respect. True and complete copies of all such leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Parent.

(i) Taxes. Except as set forth on Part 3.1(i) of the Disclosure Schedule:

(i) each Merged Company has timely filed all Tax Returns required to have been filed by it with the appropriate taxing authority, and has timely paid in full all Taxes shown to be due and payable by any Merged Company thereon. Each such Tax Return is true, correct and complete in all material respects;

(ii) each Merged Company has withheld and paid to the appropriate taxing authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed;

(iii) the unpaid Taxes of the Merged Companies for all Tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes set forth on the Balance Sheet;

(iv) no Merged Company has received written (or, to the Knowledge of the Company, oral) notice from any taxing authority of a pending (and, to the Company’s Knowledge, there are no threatened) claim, action, suit, proceeding, deficiency or investigation by a taxing authority for the assessment or collection of any Taxes with respect to any Merged Company;

(v) there are no Encumbrances for Taxes against any Merged Company’s assets, other than Encumbrances that constitute a Permitted Encumbrance;

(vi) no Merged Company has waived any statute of limitations in respect of Taxes or entered into any agreement extending the period for assessment or collection of any Taxes (except for any such waivers or extensions that have expired);

(vii) no Merged Company is a party to any Income Tax allocation or sharing agreement;

(viii) all Tax Returns filed by the Merged Companies, examination reports, and statements of deficiencies assessed against or agreed to by the Merged Companies, for Tax periods ending December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014 have been made available to Parent;

(ix) no Merged Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). No Merged Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each Merged Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. No Merged Company has (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Merged Companies) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract (excluding contracts the primary subject matter of which is not Taxes).

(x) within the past three (3) years, no Merged Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361;

(xi) no Merged Company is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2); and

(xii) no Merged Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(D) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(E) installment sale or open transaction disposition made on or prior to the Closing Date;

(F) prepaid amount received on or prior to the Closing Date; or

(G) election under Code §108(i).

Notwithstanding anything to the contrary, (1) the representations and warranties in this Section 3.1(i) are the only representations and warranties in respect of Taxes in this Agreement, and (2) the representations and warranties in this Section 3.1(i) refer only to past activities of the Merged Companies and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning on or after, or Tax positions taken on or after, the Closing Date.

(j) Absence of Certain Changes. Since the Balance Sheet Date, there has not occurred any Material Adverse Effect. Except as set forth on Part 3.1(j) of the Disclosure Schedule, since the Balance Sheet Date, each Merged Company has conducted its business in the ordinary course, consistent with past practice, in all material respects, and no Merged Company has:

(i) made any dividend or distribution in respect of, or redemption of, any Company Units or any equity ownership interests of the Subsidiaries, as applicable;

(ii) allowed any Encumbrance to be placed upon any of such Merged Company’s assets, other than Permitted Encumbrances;

(iii) cancelled or waived any claims with a potential value in excess of $50,000, other than in the ordinary course of business;

(iv) terminated or canceled or waived any material right under any Company Contract, other than in the ordinary course of business consistent with past practice;

(v) acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(vi) sold, transferred or otherwise disposed of a material amount of its properties or assets, other than in the ordinary course of business consistent with past practice;

(vii) changed its accounting methods or principles theretofore adopted, except as required by GAAP and reflected in the Financial Statements;

(viii) experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of such Merged Company that, individually or in the aggregate with respect to all Merged Companies, exceeds $50,000;

(ix) made any change in compensation paid or payable to any officer or senior management employee, other than any change in the ordinary course of business consistent with past practice;

(x) made any material change to its Benefit Plans or the benefits payable thereunder;

(xi) experienced any work interruptions, labor grievances or similar claims filed, or any similar event or condition of any character;

(xii) incurred any Indebtedness (other than (1) borrowings under the Company’s revolving line of credit in the ordinary course of business consistent with past practice, or (2) other ordinary course borrowings in an aggregate amount of no more than $100,000), guaranteed another Person’s Indebtedness, or prepaid any Indebtedness;

(xiii) made any equity investments in any other Person;

(xiv) made any capital expenditures in excess of $25,000, in the aggregate;

(xv) made any material change in the terms of payment by its patients/payors for any services it performs or products it sells the effect of which is to enable it to receive payment or recognize revenues in its statement of operations for any period ending on or before the Closing Date which, but for that change, it would not so receive or recognize before a period beginning after the Closing Date;

(xvi) made any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties; or

(xvii) entered into any Contract or made any binding commitment to take any of the actions specified in this Section 3.1(j).

(k) Company Contracts. Part 3.1(k) of the Disclosure Schedule sets forth a list of Contracts in effect as of the date of this Agreement to which any Merged Company is a party and which are in any one or more of the categories listed below (collectively, the “Company Contracts”):

(i) any joint venture agreement, operating agreement, management agreement, cost sharing agreement, or partnership agreement;

(ii) any Contract related to an acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by any Merged Company since September 1, 2010;

(iii) any Contract for the lease of tangible personal property or any Company Lease;

(iv) any employment, severance, retention, deferred compensation or consulting agreement;

(v) any Contract evidencing Indebtedness of such Company, or under which such Merged Company has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness (other than capitalized leases), liabilities or obligations of any Person;

(vi) any Contract containing non-competition and/or non-solicitation covenants binding on any of the Merged Companies or, to the Company’s Knowledge, any of their officers (other than those in favor of the Merged Companies);

(vii) any Contract between any Merged Company and any officer, director or Equityholder, or, to the Knowledge of the Company, any Affiliate thereof;

(viii) each Contract with the Merged Companies’ top ten (10) vendors (based on the consolidated, aggregate dollar amount of purchases of vendor product by the Merged Companies during the twelve months ending on the Balance Sheet Date);

(ix) any Contract other than of a type described in subsections (i) through (viii) of this Section 3.1(k) involving (A) future payments by such Merged Company, (B) performance of services by such Merged Company with a value, or (C) receipt of goods or services by such Merged Company with a value, in each of the foregoing cases, in excess of $100,000 on an annual basis;

(x) any Contract providing for an exclusive relationship or the purchase from a supplier of all or substantially all of the requirements of any of the Merged Companies of a particular product or service, including cell phone contracts, utilities, healthcare insurance, leases and the like;

(xi) Any Contract between any Merged Company and any physician or physician group (commonly referred to as a medical director, medical adviser or physician consultant agreement); and

(xii) any outstanding binding commitment to enter into any agreement of the type described in subsections (i) through (ix) of this Section 3.1(k).

True, correct and complete copies of the Company Contracts have been made available to Parent. Each Company Contract is in full force and effect. Except as set forth on Part 3.1(k) of the Disclosure Schedule, (i) no Merged Company is in breach of or default under any Company Contract in any material respect, and (ii) to the Knowledge of the Company, no counterparty is in breach of or default under any Company Contract in any material respect. Except as set forth on Part 3.1(k) of the Disclosure Schedule, the transactions contemplated by this Agreement will not afford any other party the right to terminate any such Company Contract. Except as set forth on Part 3.1(k) of the Disclosure Schedule, none of the Company Contracts contains any “change of control” provisions triggered by the consummation of the transactions contemplated by this Agreement. Except as set forth on Part 3.1(k) of the Disclosure Schedule, the Company has no Knowledge of any plan or intention of any other party to any Company Contract to exercise any right to cancel or terminate that Company Contract.

(1) Employees and Compensation. Except as set forth on Part 3.1(1) of the Disclosure Schedule, no Merged Company is (or has been since October 31, 2010) subject to any labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding, no such labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding is pending, and, to the Knowledge of the Company, none is threatened. Except as set forth on Part 3.1(l) of the Disclosure Schedule, none of the Merged Companies’ employees are or have been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees in connection with their employment by any of the Merged Companies and no union organizing activities involving such employees are pending or, to the Knowledge of the Company, threatened. Part 3.1(1) of the Disclosure Schedule sets forth (i) a true and correct list of the name, state of residence, title, employer, length of service, hourly pay rate and annualized pay rate, fixed bonuses, and discretionary bonuses of each officer, employee or independent contractor of the Merged Companies employed or engaged by any of the Merged Companies as of October 16, 2015, and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by any of the Merged Companies to each such officer, employee or independent contractor for the most recent fiscal year. Except as set forth on Part 3.1(1) of the Disclosure Schedule, the employment or engagement, as applicable, of each officer, employee or independent contractor of the Merged Companies is “at will” and may be terminated without liability of the Merged Companies. The Company has made available to Parent all employment contracts, contracts for a definite term, independent contractor agreements, and severance plans of the Merged Companies in effect (or under which any Merged Company has continuing obligations) as of October 30, 2015. Since October 31, 2010, the Company has not misidentified, mislabeled, or improperly classified any employees of the Merged Companies as independent contractors pursuant to the United States Department of Labor’s and Internal Revenue Service’s regulations.

(m) Compliance With Laws: Permits.

(i) Each Merged Company operates (and has at all times since October 31, 2010, operated) its business in compliance in all material respects with applicable Laws and Legal Requirements, including, without limitation, Laws and Legal Requirements respecting employment and employment practices, immigration, terms and conditions of employment, wages and hours, and workplace health and safety, and no Merged Company has received written (or, to the Knowledge of the Company, oral) notice of any Action by any Person alleging material liability under, or material noncompliance with, any such Law or Legal Requirement since October 31, 2010.

(ii) Except as set forth on Part 3.1(m)(ii) of the Disclosure Schedule, each Merged Company possesses all material approvals, permits, licenses, accreditations, certificates of need, provider numbers and provider agreements, qualifications, certifications and other authorizations required and/or issued by any Governmental Entity or third party payor (collectively, “Permits”) required to conduct its business as it is currently conducted, and such Permits are valid and in full force and effect. Each Merged Company is (and has been at all times since October 31, 2010) in material compliance with the terms and conditions of such Permits. The Merged Companies have not received any written (or, to the Knowledge of the Company, oral) notice from a Governmental Entity of its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of the Permits since January 1, 2013.

(iii) Notwithstanding the foregoing, the representations and warranties contained in this Section 3.1(m) do not apply to Taxes, Benefit Plans, Intellectual Property, Environmental Laws and Healthcare Laws, which subject matters are covered in their entirety and exclusively under Sections 3.1(i), 3.1(n), 3.1(o) 3.1(s) and 3.1(t), respectively.

(n) Employee Benefit Plans. Part 3.1(n) of the Disclosure Schedule sets forth a list of each Benefit Plan. The Company has made available to Parent the documents with respect to each Benefit Plan, and true and complete copies of: (i) any and all plan documents, amendments and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recent annual report, if applicable, with respect to such Benefit Plan. Each Benefit Plan has been established and administered in all respects in accordance with its terms and applicable Law and Legal Requirements, including, as to each Benefit Plan that is subject to United States Law, ERISA and the Code. Except as contemplated by Section 4.2 or as set forth on Part 3.1(n) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, in and of itself, (i) entitle any current or former employee, officer or independent contractor of any Merged Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or independent contractor. Except as set forth on Part 3.1(n) of the Disclosure Schedule, the Merged Companies have no pension plans that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”). Each Qualified Plan has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred subsequent to the issuance of such determination or opinion letter which would reasonably be expected to cause such Qualified Plan to lose its qualified status. Except as set forth on Part 3.1(n) of the Disclosure Schedule, none of the Merged Companies, nor any of their respective ERISA Affiliates, either currently or at any time during the six (6) year period ended on the date hereof, sponsored, maintained, or were otherwise obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or any pension plan subject to Section 412 of the Code. Any trust funding a Benefit Plan, which is intended to be exempt from U.S. federal income Tax under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

(o) Intellectual Property. Part 3.1(o) of the Disclosure Schedule identifies (i) each Merged Company’s registered tradenames, registered trademarks, registered service marks, patents and registered copyrights, and any applications for the foregoing, and Internet domain names and email addresses, and (ii) any license pursuant to which Company Intellectual Property is licensed to any Merged Company by another Person (excluding license agreements pertaining to commercial off-the-shelf computer software products) or licensed to another Person by any Merged Company. The Company Intellectual Property includes all Intellectual Property used or held for use by the Merged Companies in, or necessary to, the conduct of their businesses as currently conducted in all material respects. The Merged Companies either own or have valid licenses or rights to use all of the Company Intellectual Property. Except where not material or as set forth on Part 3.1(o) of the Disclosure Schedule, (i) the conduct of each Merged Company’s business does not infringe or otherwise violate any other Person’s Intellectual Property, (ii) there is no claim pending or, to the Knowledge of the Company, currently threatened against any

Merged Company that the conduct of such Merged Company’s business infringes or otherwise violates any other Person’s Intellectual Property, (iii) to the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property, and (iv) no claims are pending or, to the Knowledge of the Company, threatened in writing against any Person by any Merged Company that another Person is infringing or otherwise violating any Company Intellectual Property. Except as set forth on Part 3.1(o) of the Disclosure Schedule, no Merged Company has granted to any Person exclusive rights to any of the Company Intellectual Property.

(p) Brokers’ Fees. Except as set forth on Part 3.1(p) of the Disclosure Schedule, no Merged Company has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and no Merged Company is under an obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of any Merged Company.

(q) Affiliate Transactions. Except as set forth on Part 3.1(q) of the Disclosure Schedule and for employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practice, (i) since the Balance Sheet Date, there have been no material transactions, and (ii) there are no Company Contracts, in each case between an Equityholder or any of its Affiliates (other than the Merged Companies), on the one hand, and any Merged Company, on the other hand. Any such Company Contracts will be terminated at or prior to the Closing except as otherwise set forth on Part 3.1(q) of the Disclosure Schedule.

(r) Insurance. Each Merged Company is insured under the insurance policies listed on Part 3.1(r) of the Disclosure Schedule, true and correct copies of which have been made available to Parent. The Merged Companies have made available to Parent true and correct copies of all insurance loss runs and worker’s compensation claims for the Merged Companies for the most recently ended three (3) policy years. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums currently due thereunder have been paid. No Merged Company has received any notice of cancellation or modification in coverage amounts of any such insurance policies. Further, no material insurance carried by the Merged Companies has been canceled during the past five (5) years, and no Merged Company has been denied any material coverage during such period. Except as disclosed on Part 3.1(r) of the Disclosure Schedule, as of the date hereof, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage. No Merged Company has received any written (or, to the Knowledge of the Company, oral) notice of any material increase (or proposed material increase) after the date hereof in any deductibles, retained amounts or premiums payable under the insurance policies listed on Part 3.1(r) of the Disclosure Schedule that is disproportionate to other increases occurring in the market.

(s) Environmental Matters.

(i) Each Merged Company is (and has been at all times since October 31, 2010) in compliance in all material respects with all Environmental Laws applicable to its properties and is (and has been at all times since October 31, 2010) at all times in compliance in all material respects with all Environmental Permits for the operation of its business.

(ii) There has been no Release of, or human exposure to, any Hazardous Materials that has had or would reasonably be expected to result in material liability to the Merged Companies under Environmental Laws (other than such matters covered or barred by workers’ compensation and related insurance).

(iii) Since October 31, 2010, no Merged Company has received any written (or, to the Knowledge of the Company, oral) notice, information request, demand, claim, notice of violation concerning any violation or alleged violation of, or any actual or alleged liability arising under or related to, any applicable Environmental Law (other than those resolved without any ongoing costs or obligations).

(iv) There are no writs, injunctions, decrees, orders or judgments outstanding, or any civil, criminal or administrative actions, demands, claims, hearings, investigations, suits or proceedings pending or, to the Knowledge of the Company threatened, that arise under or relate to any Environmental Law, including matters involving or alleging injury or death to any individual (other than such matters covered or barred by workers’ compensation and related insurance).

(v) Notwithstanding any other representation and warranty in this Section 3.1, the representations and warranties contained in Section 3.1(s) constitute the sole representations and warranties of the Company relating to any Environmental Law or Hazardous Material.

(t) Healthcare Matters.

(i) Except as set forth on Part 3.1(t)(i) of the Disclosure Schedule: (A) the Merged Companies are, and have been at all times since October 31, 2009, conducted, in material compliance with all Healthcare Laws, and (B) no Merged Company has received any written (or, to the Knowledge of the Company, oral) notice from any Governmental Entity regarding any violation of any Healthcare Laws. The Merged Companies maintain a compliance program consistent in all material respects with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services, and the Merged Companies are and have at all times since October 31, 2009 been operated in compliance in all material respects with their compliance program.

(ii) Except as set forth on Part 3.1(t)(ii) of the Disclosure Schedule: (A) the Merged Companies possess all Permits required by applicable Healthcare Laws necessary for the operation of the Merged Companies, which Permits are set forth on Part 3.1(t)(ii) of the Disclosure Schedule; (B) the Merged Companies are, and have been at all times since October 31, 2009, in compliance with such Permits in all material respects, and all of such Permits are valid, in good standing and in full force and effect; (C) there is no Action by or before any Governmental Entity pending, or, to the Company’s Knowledge, threatened against any Merged Company to revoke, suspend, or otherwise limit any such Permit; (D) no Merged Company has received any written (or, to the Knowledge of the Company, oral) notice from any

Governmental Entity regarding any material violation of any such Permit or any revocation, withdrawal, suspension, cancellation or termination of any such Permit; and (E) the Merged Companies have filed all reports and maintained and retained all records required by applicable Healthcare Laws.

(iii) Except as set forth on Part 3.1(t)(iii) of the Disclosure Schedule: (A) all billing practices (including, without limitation, billing, coding, filing, and claims practices, and the related reports and filings) of the Merged Companies are, and have been at all times since October 31, 2009, in compliance with applicable Healthcare Laws in all material respects; (B) each of the Merged Companies has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments, which have become due; (C) none of the Merged Companies has any reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Entity and, to the Knowledge of the Company, none are threatened; (D) none of the Merged Companies has claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by applicable Healthcare Laws; and (E) the right of the Merged Companies to receive reimbursements pursuant to any Government Program or Private Program has not been terminated, rescinded, suspended or otherwise adversely affected as a result of any Action by a Governmental Entity or third party payor.

(iv) The Merged Companies, as applicable, have timely filed all cost reports required to be filed on or prior to the date hereof in accordance with applicable Government Program requirements. All cost reports submitted by the Merged Companies to Government Programs have been prepared in all material respects in accordance with and in compliance with applicable Healthcare Laws and are complete and accurate in all respects. None of the Merged Companies has received written (or, to the Knowledge of the Company, oral) notice of any dispute from any Governmental Entity regarding such cost reports, in each case other than with respect to adjustments in the ordinary course of business. None of the Merged Companies has received written (or, to the Knowledge of the Company, oral) notice of audits or violations with respect to any cost reports, and to the Knowledge of the Company, no such audits or violations are threatened.

(v) Neither any Merged Company nor any of their directors, officers or managing employees has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or is subject to an investigation or proceeding by any Governmental Entity that has resulted in or would reasonably be expected to result in such suspension, exclusion, or debarment; nor has any Merged Company or any of their directors, officers or managing employees, received notice of any impending or potential exclusion or listing. No Merged Company has been subject to sanction pursuant to 15 U.S.C. § 41 et seq. or 42 U.S.C. § 1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such sanction or proceeding is pending or, to the Company’s Knowledge, threatened. To the Knowledge of the Company, no employee of the Merged Companies nor any independent contractor or vendor has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or is subject to an investigation or proceeding by any Governmental Entity that has resulted in or would reasonably be expected to result in such suspension, exclusion, or debarment.

(vi) Neither any Merged Company nor any of their directors, officers, employees, contractors or agents, have, solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral in violation of any applicable Healthcare Law.

(vii) Except as set forth on Part 3.1(t)(vii) of the Disclosure Schedule, no Merged Company is or has been since October 31, 2009: (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, judgment, order, settlement or similar agreement with a Governmental Entity, (B) to the Company’s Knowledge, the subject of any investigation, program integrity review or audit conducted by any federal, state or local Governmental Entity, (C) to the Company’s Knowledge, a defendant or named party in any qui tam/False Claims Act litigation, (D) subject to any mandatory or discretionary exclusion or suspension from Federal program participation, or (E) been the subject of any investigation, program integrity review, audit or survey conducted by any federal, state or local Governmental Entity that resulted in a finding of any alleged improper activity or the Merged Company’s receipt of either a notice of deficiency or other notice of any type of violation of any Healthcare Law. The Company has made available to Parent true, correct and complete copies of each survey of the Merged Companies conducted in the preceding three (3) years.

(viii) Except as set forth on Part 3.1(t)(viii) of the Disclosure Schedule, no Merged Company has: (A) had any security or data breaches compromising or otherwise involving Protected Health Information, as that term is defined in HIPAA, that required notification under 45 C.F.R. § 164.406 or 45 C.F.R. § 164.408(b); (B) received any claim or notice alleging or referencing the investigation of any breach or the improper use, disclosure or access to any Protected Health Information in its possession, custody or control; (C) has received any written (or, to the Knowledge of the Company, oral) communication from any Governmental Entity alleging that any of the Merged Companies are not in compliance with HIPAA that has not been resolved, and (D) no event has occurred that required any Merged Company to provide notification to any Governmental Entity under any state privacy and/or breach notification Laws. The Merged Companies, as applicable, have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA in all material respects as in effect as of the date hereof.

(ix) Each of the home health agencies of the Merged Companies (the “Agencies”) enrolled in the Medicare program more than three (3) years prior to the date hereof and obtained its provider number listed in Part 3.1(t)(ii) of the Disclosure Schedule more than three (3) years prior to the date hereof. The related Merged Company has continuously owned and operated the business of such Agency under such provider numbers for more than three (3) years prior to the date hereof and there has been no “change in majority ownership” (as defined in C.F.R. § 424.502) of such Agency under Medicare regulations during such three (3) year period.

(x) Except as set forth on Part 3.1(t)(x) of the Disclosure Schedule, (i) none of the Merged Companies has entered into any joint venture, partnership, co-ownership or other financial arrangement involving any ownership, lease or investment interest in or by the Merged Companies with an individual known by it to be a physician or an immediate family member of a physician; (ii) no institutional referral source of the Merged Companies maintains an ownership interest in, or compensation arrangement with, the Merged Companies; and (iii) no physician who has, or whose immediate family member has, a financial relationship (as such terms are defined in the Stark Law), with any Merged Company directly or indirectly makes (or has made) referrals, as that term is defined in the Stark Law, to any Merged Company or any predecessor business without complying with an applicable exception from the Stark Law’s referral prohibition as set forth on Part 3.1(t)(x) of the Disclosure Schedule.

(xi) All employees and independent contractors of the Merged Companies possess the necessary licenses, certificates and qualifications, as required by applicable Healthcare Laws, to carry out their respective duties to the Merged Companies, all of which licenses and certificates are listed on Part 3.1(t)(xi) of the Disclosure Schedule. No such employee or independent contractor has (i) had any professional license, Drug Enforcement Agency number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (ii) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Entity, professional society, hospital, third party payor or specialty board, or (iii) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.

(xii) The Merged Companies are not relying on any exemption from or deferral of any Healthcare Laws (other than applicable exceptions from the Stark Law’s referral prohibition as set forth on Part 3.1(t)(x) of the Disclosure Schedule).

(xiii) For the avoidance of doubt, and without limitation, “material” matters for purposes of this Section 3.1(t) shall include the following: (i) a substantial amount of money received by the Merged Companies or any predecessors from whom the Merged Companies acquired any Medicare or Medicaid provider number for home health services in excess of the amount due and payable under the related any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) requirements; (ii) a matter that a reasonable person would consider a probable violation of Law applicable to any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f))for which penalties or exclusion may be authorized; or (iii) the employment of or contracting with a Person who has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)).

(u) Miscellaneous.

(i) The Merged Companies do not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) relating to the operation of their respective businesses, as applicable, that are required under GAAP to be accrued on the face of a balance sheet, except for (i) current liabilities incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date, not involving any tort, breach of contract or contingent liability and not previously paid or discharged, (ii) expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations under (A) Company Contracts and (B) other agreements that are not Company Contracts and were entered into by the Merged Companies in the ordinary course of business, consistent with its past practice, and (iv) liabilities set forth on the Balance Sheet.

(ii) Part 3.1(u)(ii) of the Disclosure Schedule contains a list, as of the date hereof, of the members of the Board of Directors and officers of each Merged Company.

(iii) Part 3.1(u)(iii) of the Disclosure Schedule contains a list of each bank or other financial institution in which a Merged Company has an account, safe deposit box or lock box arrangement, the name of the Merged Company in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.

(iv) The Merged Companies have made available to Parent true and correct copies of all cybersecurity policies and procedures maintained by them. Except as set forth on Part 3.1(u)(v) of the Disclosure Schedule, the Merged Companies are and have been in compliance with such policies and procedures in all material respects and no material violations or breaches thereof have occurred.

(v) True and complete copies of all minute books and company records of the Merged Companies have been made available for inspection by Parent. Such books and records reflect all transactions in the equity and the current ownership of the Company and its Subsidiaries, and contain true and complete copies of all resolutions adopted by the holders of Company Units and the Board of Managers of the Company.

(v) Disclosure. No representation or warranty in Section 3.1 of this Agreement and no statement in any related Part of the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(w) Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.1, NONE OF THE MERGED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO PARENT OR ANY OF ITS AFFILIATES OR FINANCING SOURCES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.1, WHETHER EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES OR NON-INFRINGEMENT), ARE DISCLAIMED BY THE COMPANY. FOR AVOIDANCE OF DOUBT AND WITHOUT LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ANY FINANCIAL PROJECTIONS, THE CONFIDENTIAL INFORMATION MEMORANDUM DELIVERED TO PARENT OR ANY OF ITS AFFILIATES OR

FINANCING SOURCES, ANY “MANAGEMENT PRESENTATIONS” OR ACCOMPANYING MATERIALS, OR ANY “DATA ROOM” OR “VIRTUAL DATA ROOM”. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE EXCLUDED ADR RECEIVABLES (INCLUDING THE AMOUNT OR COLLECTABILITY THEREOF), AND THE PARENT AND MERGER SUB ARE ACQUIRING SUCH EXCLUDED ADR RECEIVABLES ON AN “AS-IS” BASIS.

Section 3.2 Representations and Warranties of Parent. Parent represents and warrants to the Company and the Equityholders that each of the statements contained in this Section 3.2 is true and correct as of the date hereof or such other date specified therein. Except for the representations and warranties expressly set forth in this Section 3.2, Parent makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

(a) Due Organization and Good Standing. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

(b) Authorization and Execution. Each of Parent and Merger Sub has the power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of Parent and/or Merger Sub contemplated hereby. This Agreement has been, and each of such other agreement, instrument and document to which it or they are parties will be at or prior to the Closing, duly and validly executed and delivered by Parent and/or Merger Sub, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such other agreements, instruments and documents, when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by any of them of the transactions contemplated hereby or thereby, as applicable, except (i) the Articles of Merger, (ii) Governmental Filings that become applicable as a result of matters specifically related to the Company, or (iii) such other Governmental Filings the failure of which to be obtained or made would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(d) No Conflict or Violation. Except as set forth on Part 3.2(d) of Parent’s Disclosure Schedule, execution, delivery and performance by Parent and Merger Sub of this Agreement and the other agreements, instruments and documents contemplated hereby, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described or referred to in Section 3.2(c) have been obtained or made, violate any applicable Law or Legal Requirement to which Parent or Merger Sub are subject, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Parent or Merger Sub is a party, or (iii) violate the Organizational Documents of Parent or Merger Sub, except with respect the foregoing clauses (i) and (ii) as would not impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(e) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair its ability to consummate the transactions contemplated hereby.

(f) Brokers’ Fees. Neither Parent nor Merger Sub has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and none of them is under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

(g) No Reliance. Parent is a sophisticated commercial entity and has conducted an independent investigation, review and analysis of the assets, business, condition (financial or otherwise), liabilities, operations and prospects of the Merged Companies. In making the determination to proceed with the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby, Parent has not relied upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Sections 3.1 and 3.3. The Company and none of its directors, officers, shareholders, Affiliates, managers, members, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to Parent or any of its Affiliates or financing sources (except for the representations and warranties made by the Company and the Key Unit Holder expressly set forth in Sections 3.1 and 3.3, as applicable), and without limiting the generality of the foregoing, no representation or warranty is made with respect to any financial projections, the confidential information memorandum delivered to Parent or any of its Affiliates or financing sources, any “management presentations” or accompanying materials, or any “data room” or “virtual data room”.

(h) Solvency. Immediately after the consummation of the Merger (including, without limitation, after the payment in full of the Merger Consideration), each Merged Company will be Solvent, except to the extent any failure of each Merged Company to be solvent results from a breach of the Company’s representations and warranties.

(i) Operations of Merger Sub. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(j) Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.2, NEITHER PARENT NOR MERGER SUB OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO PARENT OR ANY OF ITS AFFILIATES OR FINANCING SOURCES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.2 ARE DISCLAIMED BY THE PARENT AND MERGER SUB.

Section 3.3 Representations and Warranties of Key Unit Holder. Except as set forth on the related Part of the Disclosure Schedule, the Key Unit Holder represents and warrants to Parent that each of the statements contained in this Section 3.3 is true and correct as of the date hereof or such other date specified therein. Except for the representations and warranties expressly set forth in this Section 3.3, the Key Unit Holder makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

(a) Due Organization and Good Standing. The Key Unit Holder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

(b) Authorization and Execution. The Key Unit Holder has the power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Key Unit Holder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligation of the Key Unit Holder, enforceable against the Key Unit Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Governmental Filings. No Governmental Filings are required in connection with the Key Unit Holder’s execution, delivery and performance of this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by it of the transactions contemplated hereby or thereby, as applicable.

(d) No Conflict or Violation. The execution, delivery and performance by the Key Unit Holder of this Agreement, and the consummation by the Key Unit Holder of the transactions contemplated hereby and thereby do not (i) violate any applicable Law or Legal Requirement to which the Key Unit Holder is subject, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Key Unit Holder is a party, or (iii) violate the Organizational Documents of the Key Unit Holder.

(e) Legal Proceedings. As of the date of this Agreement, there are no Actions pending against the Key Unit Holder or, to the Knowledge of the Key Unit Holder, threatened against the Key Unit Holder which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. The Key Unit Holder is subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair its ability to consummate the transactions contemplated hereby.

(f) Brokers’ Fees. Except as set forth on Part 3.1(p) of the Disclosure Schedule, the Key Unit Holder has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and it is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

(g) Ownership. The Key Unit Holder is the lawful record and beneficial owner of the Company Units set forth opposite its name on Part 3.1(d)(i) of the Disclosure Schedule and has good and marketable title to such Company Units, free and clear of any Encumbrances, warrants, options, calls, commitments, proxies, and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, other than as set forth in the Company Operating Agreement, which will be terminated at the Closing.

(h) Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.3, NEITHER THE KEY UNIT HOLDER OR ANY OF ITS DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO COMPANY OR ANY OF ITS AFFILIATES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.3 ARE DISCLAIMED BY THE KEY UNIT HOLDER.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of the Merged Companies’ Businesses.

(a) During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or Legal Requirement, set forth on Part 4.1 of the Disclosure Schedule, required by this Agreement or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each other Merged Company to:

(i) conduct its business and operations in the ordinary course of business consistent with past practice and in accordance with applicable Law and Legal Requirements in all material respects, except as expressly contemplated by this Agreement; and

(ii) maintain its legal existence.

(b) During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or Legal Requirements, set forth on Part 4.1 of the Disclosure Schedule, required by this Agreement or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any other Merged Company to:

(i) effect any amendment to or change its Organizational Documents in any respect;

(ii) make any non-cash dividend or distribution on the Company Units, or, except as required by the terms of existing Company Units, issue, repurchase or redeem any equity interests or any options, warrants, convertible or exchangeable securities or other rights to acquire equity interests of any such Merged Company;

(iii) except in the ordinary course of business consistent with past practice (including ordinary course borrowings under revolving lines of credit, which are expressly permitted hereby), issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any capitalized lease obligation;

(iv) except in the ordinary course of business consistent with past practice, accelerate, terminate, modify or cancel any material right under any Company Contract;

(v) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of any of the material property or assets of such Merged Company;

(vi) except in the ordinary course of business consistent with past practice, cancel, compromise or settle any material claim, or intentionally waive or release any material rights, of such Merged Company;

(vii) make any increase in the cash compensation of any employee, other than salary raises and other changes in compensation in the ordinary course of business consistent with past practice and any payments to employees from the Merger Consideration;

(viii) make any material change to any Benefit Plan;

(ix) subject to any Encumbrance any of the properties or assets of the Merged Companies, except for Permitted Encumbrances;

(x) make any changes to its accounting methods or principles, other than as may be required by Law, Legal Requirements or GAAP;

(xi) make any change to any Tax election, other than as required by Law or Legal Requirements or in the ordinary course of business consistent with past practice, or settle or compromise any liability relating to Taxes with a taxing authority;

(xii) acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interests or any other manner;

(xiii) adopt a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or make a general assignment for the benefit of creditors;

(xiv) make any material change in its customs or practices regarding cash management, collection of accounts receivable, payments of accounts payable, or cash distributions; or

(xv) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xiv).

(c) Notwithstanding anything to the contrary herein, the Company may distribute to the Equityholders, by distribution or otherwise, all or any cash and cash equivalents of the Company and the Subsidiaries prior to the Closing.

Section 4.2 Employment Matters.

(a) Subject to Section 4.2(b), Parent presently intends for the Surviving Company to honor the Benefit Plans and employment agreements of the Surviving Company; provided, however, for the avoidance of doubt, (i) Parent reserves the right to cause the Surviving Company to terminate the employment of any “at will” employee at any time, with or without cause, and to exercise all termination rights available to it under any employment agreement, and (ii) should a background check or drug screen regarding any employee of the Surviving Company (regardless of whether such background check or drug screen is conducted before or after the Closing Date) indicate that he or she has been excluded from participation under any Government Program or would for some other reason not be qualified for employment by Parent under its existing policies or applicable Law, Parent, in its sole discretion, shall have the option to cause the Surviving Company to terminate the employment of such employee. With the exception of any payments or liabilities associated with the termination of the Conversion Award Agreements and the Phantom Unit Agreements, which payments are being made pursuant to Section 2.4(a)(v) hereof and which other liabilities, if any, are being accounted for as a liability in the computation of Closing Working Capital, the Surviving Company shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Benefit Plan occurring at or following the Closing (and no liability or obligation related thereto shall be accounted for as a liability in computing the Closing Working Capital). In addition, the Surviving Company shall be solely responsible for all severance obligations relating to the termination of any employees at or following the Closing (and no liability or obligation related thereto shall be accounted for as a liability in computing the Closing Working Capital);

provided, however, it is understood and agreed that, in the event any such employees are offered continued employment by the Surviving Company at the Closing on substantially the same terms and conditions and such employees elect to decline such continued employment, any severance obligations relating to the termination of their employment shall be accounted for as a liability in computing the Closing Working Capital. In addition, it is understood and agreed that all Sales Bonus Payments are being paid at Closing out of the Merger Consideration.

(b) During the period commencing at the Closing and ending on the date which is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with the Merged Company), Parent shall and shall cause each Merged Company to provide each employee who remains employed immediately after the Closing (each, a “Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by such Merged Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by such Merged Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by such Merged Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Employee immediately prior to the Closing; provided, however, Parent and the Merged Companies’ obligations hereunder (x) are expressly subject to and conditioned upon the related Continuing Employee executing and delivering to Parent, prior to the Closing, Parent’s standard protective covenants agreement required for similarly situated employees, and (y) shall terminate with respect to any Continuing Employee if he or she ceases to be employed by the Merged Companies.

(c) The provisions of this Agreement are for the benefit of the parties hereto, and no employee of any Merged Company shall have any rights hereunder. Nothing herein expressed or implied shall be deemed an amendment of any Benefit Plan or otherwise confer upon any employee of any Merged Company, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at-will.

Section 4.3 Publicity.

(a) Prior to the Closing and except as provided in Section 4.3(b), no party shall (or permit any Affiliate or any agent or representative thereof to) issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Agent, the Company and Parent, except as such release or announcement may be required by Law or the rules or regulations of the United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow each of the other parties reasonable time to comment on such release or announcement in advance of such issuance. After the Closing, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, patients/payors or suppliers of the Merged Companies, will be issued without the approval of the Parent (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed); provided, however, Parent shall first permit Agent a reasonable opportunity to review and comment on the press release proposed to be issued by Parent upon consummation of the Closing.

(b) Upon execution of this Agreement, the Parties have agreed that a mutually agreeable public announcement will be made.

Section 4.4 Confidentiality. Any information regarding the Merged Companies heretofore or hereafter obtained from the Merged Companies by Parent and Merger Sub shall be subject to the terms of the of the Nondisclosure Agreement dated as of June 15, 2015, by and among Amedisys and the Company (the “Nondisclosure Agreement”), and such information shall be held by Parent and Merger Sub in accordance with the terms of the Nondisclosure Agreement, which shall continue in full force and effect.

Section 4.5 Access to Information. Subject to Section 4.4, during the period from the date of this Agreement to the Closing Date, if reasonably requested by Parent, the Company shall, and shall cause each other Merged Company to, afford the officers, directors, employees and other agents of Parent reasonable access during normal business hours to the properties, books and records, offices and other facilities, and employees of the Merged Companies. Any such access shall be managed by and conducted through those representatives identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent disclosure of the transactions contemplated hereby, the disruption of the business of the Merged Companies and/or the disclosure of any confidential or legally privileged information. Without the prior written consent of the Company, Parent shall not contact any referral source, patient, customer, dealer, distributor, vendor, supplier, insurer or service provider of any Merged Company concerning such Merged Company or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to disclose to Parent or any agent or representative thereof any (a) information relating to the pending sale process being conducted by the Merged Company, except as expressly required by Section 4.12 with respect to offers or proposals received after the date of this Agreement, or (b) information if doing so would violate any Company Contract, Law or Legal Requirement or which would result in a loss of the ability to successfully assert a claim of privilege (including without limitation, the attorney-client and work product privileges), it being understood that the Company shall make reasonable efforts, through redaction or otherwise, to maximize the delivery of information hereunder. Subject to Section 4.18, no information obtained by Parent pursuant to this Section 4.5 or otherwise shall be deemed to amend or supplement the Disclosure Schedule, to prevent or cure any breach of warranty, or breach of covenant, or to otherwise limit or affect any rights of the Buyer Indemnitees under Article VII.

Section 4.6 Filings and Authorizations, Including AHCA Filings.

(a) Each of Parent and the Company shall promptly make or cause to be made any and all required filings with AHCA or other Governmental Entities for the change of ownership of the Permits issued to the Merged Companies by AHCA or such other Governmental Entities. If not filed prior to the date hereof and subject to the Company’s timely provision of all required supporting documentation and other information reasonably available to the Company, Parent shall file a complete application for licensure / change of ownership, on the form prescribed by AHCA (and together with all supporting documents and other information required to be filed therewith), with AHCA in accordance with applicable Law no later than five (5) Business Days after the date of this Agreement, and in such application shall specify December 31, 2015 as the proposed effective date for the change of ownership (such date, the “AHCA CHOW Date”).

(b) The parties agree to cooperate fully and promptly respond to any inquiries or investigations initiated by AHCA or such other Governmental Entities in connection with any such filings. Without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to respond to any request by AHCA or such other Governmental Entities for additional or omitted information promptly. The Company shall deliver to Parent at or prior to the Closing all such documents as Parent may reasonably request to obtain Federal approval of the change of ownership of the Merged Companies contemplated by this Agreement.

(c) Promptly following the parties’ execution and delivery of this Agreement, the Merged Companies will give any notices to third parties and will, from the date of this Agreement until the Closing, use commercially reasonable efforts to obtain any third party consents referred to in Part 3.1(c)(2) of the Disclosure Schedule.

(d) The Company, on the one hand, and Parent, on the other hand, shall, and shall cause their Affiliates to, promptly file or cause to be filed all other necessary Governmental Filings, including those referred to in Part 3.1(c)(1) of the Disclosure Schedule.

(e) Each of Parent and the Company agree to cooperate with and promptly to consult with the other party or its counsel with respect to any filing with any Governmental Entity and shall use their commercially reasonable efforts to obtain the consents, approvals, waivers or other authorizations from Governmental Entities, including without limitation, any approvals required from AHCA by the AHCA CHOW Date. Parent shall promptly, and in any event within three (3) Business Days, notify the Agent of the satisfaction of the condition set forth in Section 5.1(d).

Section 4.7 Closing Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.6, each of the parties hereto agrees to act in good faith and use reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and Legal Requirements to satisfy the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby. Without limitation of the foregoing, Parent shall use commercially reasonable efforts to assist the Company in satisfying the condition to closing set forth in Section 5.1(m), including, without limitation, diligently requesting that the applicable accrediting bodies survey the particular agency locations of the Merged Companies as soon as possible following the date hereof. For avoidance of doubt and without otherwise limiting or expanding the foregoing, neither the Company nor any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, unless the payment of such consideration is required by applicable Law or the terms of the applicable Contract.

Section 4.8 Compliance with Employment Laws. On and after the Closing Date, Parent and the Surviving Company shall comply with all applicable Laws requiring notice to employees in the event of a plant closing, layoff, discharge, termination, relocation or reassignment of employees. For the avoidance of doubt, Parent and the Surviving Company shall be responsible for notices, payments or other obligations due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state or local Laws, common law, rule or regulation with respect to the employment, discharge, layoff, termination, relocation or reassignment of any employees of the Merged Companies by the Surviving Company occurring or accruing at or after the Closing, including but not limited to foreign, state or local Laws and any rules or regulations as have been issued in connection with the foregoing.

Section 4.9 Further Assurances. On and after the Closing Date, the Company, the Agent, and Parent shall, and Parent shall cause Merger Sub to, cooperate and use all of their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the transfer of assets or property, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the other agreements, instruments and documents contemplated hereby, in order to effectuate the provisions and purposes hereof and thereof and the transactions contemplated hereby and thereby.

Section 4.10 Parent’s Obligations. If the Closing occurs, and subject to Section 4.17(i), Parent shall be liable for all obligations of the Merged Companies under Section 4.11. The Agent and the Equityholders shall not be required to make any demand upon, or to pursue or exhaust any right or remedy against, the Surviving Company prior to exercising their rights under this Section 4.10, and no delay or omission on the part of the Agent or the Equityholders in exercising rights hereunder shall operate as a waiver or relinquishment of such rights or remedies. To the extent anything herein could be deemed to be a guarantee or suretyship by Parent, Parent hereby waives any and all defenses available to a guarantor or surety (other than the defense that the obligation has been satisfied).

Section 4.11 Indemnification and Exculpation.

(a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing existing as of the Closing Date in favor of the current or former members of the Board of Managers and officers of the Merged Companies (the “Indemnified Persons”), as provided in their respective Organizational Documents or any indemnification or employment agreements of the Merged Companies and pursuant to applicable Law, shall survive the Closing for a period of six (6) years, and, following the Closing, Parent agrees to cause the Merged Companies to comply with and honor any such rights to indemnification, exculpation and advancement; provided, that if any claims are asserted or made within such period, all rights to indemnification and exculpation (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

(b) An Indemnified Person shall notify the applicable Merged Company of the existence of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”) for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of Parent or the Surviving Company under this Section 4.11 except to the extent such failure to notify actually prejudices the Merged Company. The Merged Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Merged Company and reasonably acceptable to the Indemnified Person. The Parent and the Surviving Company shall cause the Merged Company to cooperate fully with the Indemnified Person, and the Indemnified Person shall cooperate fully with the Merged Company, in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Merged Company without the Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Merged Company (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Prior to the Closing, Parent shall, by causing the Merged Companies to be added to the directors’ and officers’ liability insurance policy of Amedisys effective as of the Effective Time, obtain extended reporting coverage thereunder for the Merged Companies in the form and on terms reasonably acceptable to the Agent so that the Indemnified Persons shall be covered for a period of six (6) years after the Closing under the terms of such policy; the cost of such extended reporting coverage to be paid by Parent (and not included in the Closing Working Capital).

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under a Merged Company’s Organizational Documents.

(e) In the event that after the Closing Date, Parent or the Surviving Company or their respective successor(s) or assign(s) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers, directly or indirectly, all or substantially all of its properties and assets or the equity ownership interests of any Merged Company to any Person, then, and in each case, proper provision shall be made so that the successor(s), assign(s) and transferee(s) of such Person, as the case may be, honor the indemnification and other obligations set forth in this Section 4.11.

Section 4.12 Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, none of the Key Unit Holder, the Company, the other Merged Companies, nor any of their respective Affiliates, employees, officers, directors, members, managers, advisors, agents or other representatives shall, directly or indirectly, initiate with, solicit from, encourage or respond to (including by way of furnishing non-public information or assistance), or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with, any Person other than Parent and its Affiliates and advisors with respect to the acquisition of the business of the Merged Companies, pursuant to a sale of stock, merger, consolidation or other business combination involving the Merged Companies, or a sale of all or a material portion of the assets of the Merged Companies. If, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company or any of the other Persons referenced above receives an offer or proposal relating to any acquisition of the business of the Merged Companies, such Person shall notify Parent of the receipt of such offer, the terms of the offer, and the identity of the offeror.

Section 4.13 Books and Records. From and after the Closing, Parent will cause the Merged Companies to maintain a reasonable records retention policy. After the Closing, the Agent and its accountants, lawyers and representatives shall be entitled, upon reasonable advance written notice, to have access to and to make copies (at Agent’s expense) of the pre-Closing books and records of the Merged Companies for any purpose relating to the Equityholders’ ownership of the Merged Companies prior to the Closing, including, without limitation, the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 4.13 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

Section 4.14 Certain Tax Matters.

(a) For Income Tax purposes, the Merger shall be treated pursuant to IRS Revenue Ruling 99-6, I.R.B. 1999-6 (situation 2), as (i) a sale of all of the Company Units by the Equityholders (resulting in a termination of the Company as a partnership pursuant to Section 708(b)(1) of the Code (and any comparable provision of other Tax Law) as of the end of the Closing Date), and (ii) an acquisition by Parent of all of the Company’s assets in exchange for the Merger Consideration (as adjusted, and taking into account other items treated as purchase price for Income Tax purposes). The Agent shall control and file, or cause to be filed (as a Company Expense), the final partnership Income Tax Return for the Company and the 2015 Income Tax Returns for Hi-Tech Care, Inc. and Infinity Home Care Acquisition Corp.; provided, however, the Agent shall provide each such proposed Income Tax Return to Parent for its review and comment no less than thirty (30) days prior to the filing date thereof and the Agent shall reasonably consider all comments thereon. The parties agree that all deductions relating to the payment of the Indebtedness, Company Expenses, Sale Bonus Payments and payments to the holders of the Company Phantom Units accrue on the Closing Date and shall be reported on the final Income Tax Return for the Company as a partnership (for the year ending on the Closing Date). The parties agree that they will file all Tax Returns in accordance with the foregoing, and not take any position inconsistent therewith in any Action by a taxing authority.

(b) The Agent shall control and prepare, or cause to be prepared (as a Company Expense), for the review and approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), the allocation of the purchase price for Income Tax purposes among the assets of the Company (including the assets of any Subsidiary that is treated as an entity that is disregarded as separate from the Company for Income Tax purposes), including for purposes of Sections 751 and 1060 of the Code (and any comparable provision of other Tax Law). Within sixty (60) days after the Closing Date, the Agent will deliver to Parent a statement (the “Allocation Statement”) setting forth such allocation for Parent’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). The parties agree that they will file all Tax Returns in accordance with the Allocation Statement as finally approved by Parent and the Agent (including, in the case of Parent, IRS Form 8594), and not take any position inconsistent therewith in any Action by a taxing authority.

Section 4.15 Release by Equityholders. Effective as of the Closing, each of the Equityholders releases the Company, its successors and assigns, and its Affiliates, members, managers, directors, and officers from any claim, demand, lien, liability, debt, right, set-off, trespass, tort, wrong, covenant, action, suit, expense, damage, judgment, order and liability of whatever kind or nature, in law or in equity, under contract, in tort, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, that were or could have been asserted in any suit, arbitration or mediation, in any jurisdiction, state, federal or otherwise, under any law, state, federal or otherwise, in each case arising out of or relating to, in whole or in part, Equityholder’s ownership of Company Units and status as a member of the Company.

Section 4.16 Payment and Performance Guarantee by Amedisys. Amedisys hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Company and the Equityholders (i) the performance of all obligations of Parent under this Agreement to the extent such obligations are to be performed prior to or at the Closing and (ii) the due and punctual payment by Parent of all payments of Merger Consideration owing by Parent pursuant to Sections 2.4 and 2.7 of the Agreement (clauses (i) and (ii) collectively, the “Guaranteed Obligations”). The guarantee by Amedisys set forth in clause (i) above shall terminate following consummation of the Closing. The guarantee by Amedisys set forth in this Section 4.16 shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of the Guaranteed Obligations is rescinded or must otherwise be returned by the Equityholders upon the insolvency, bankruptcy or reorganization of Amedisys or otherwise, all as though such payment had not been made. This is a guarantee of payment and performance, as applicable, and not of collection only. The Agent and the Equityholders shall not be required to make any demand upon, or to pursue or exhaust any right or remedy against, the Parent prior to exercising their rights under this Section 4.16, and no delay or omission on the part of the Agent or the Equityholders in exercising rights hereunder shall operate as a waiver or relinquishment of such rights or remedies.

Section 4.17 Additional Covenants.

(a) Termination of Conversion Award Agreements and Phantom Unit Agreements. At or prior to the Closing, the Company shall cause the Conversion Award Agreements and Phantom Unit Agreements to be terminated, effective upon consummation of the Closing, which termination will not affect the rights of the holders of the Company Phantom Units to receive payment of the portion of the Merger Consideration owing to them hereunder. For the avoidance of doubt, all taxes owing by the Company in connection with the payments of the Sale Bonus Payments and the payments to the holders of the Company Phantom Units to be made hereunder shall be accounted for as a liability in the computation of Closing Working Capital. The Company shall provide evidence of its compliance with the terms of this Section 4.17(a) to Parent at or prior to the Closing.

(b) Payment of Indebtedness. At the Closing, the Merged Companies shall pay all Indebtedness of the Merged Companies in full (excluding the AW Obligations), including all fees relating to the payment thereof, to the extent not paid or payable by Parent pursuant to Section 2.4(a)(i).

(c) Financial Statements. From the date hereof until the Closing Date, the Company shall provide monthly consolidated financial statements for the Merged Companies and year-to-date consolidated financial statements for the Merged Companies, prepared in accordance with GAAP consistent with the Merged Companies’ past practices, no later than thirty (30) days after the end of each month, together with the related trial account balances and such other financial information as may be reasonably requested by Parent.

(d) Maintenance of Insurance. The Company shall cause the Merged Companies to maintain insurance coverage for the Merged Companies through the Closing Date no less favorable than the insurance coverages for them in effect as of the date hereof.

(e) Employees and Integration. From the date hereof to the Closing Date, subject to Section 4.5, the Company shall cause the Merged Companies to provide Parent the opportunity reasonably requested by it to contact and have access to the employees of the Merged Companies for pre-Closing introductions and training sessions. Prior to the Closing, subject to Section 4.5, the Company agrees to cause the Merged Companies to provide to Parent information and access reasonably requested by it necessary to proceed with its pre-Closing integration processes. The Company agrees to cause the Merged Companies to use commercially reasonable methods to assist Parent in the transfer of data from the networks of the Merged Companies to Parent’s network, provided that Parent has executed any instruments necessary to ensure that such transfer complies with HIPAA and other Legal Requirements governing the transfer or sharing of confidential patient information. The Company shall, at least three (3) Business Days prior to the Closing, provide Parent with an updated true and correct list of (i) the name, state of residence, title, employer, length of service, hourly pay rate and annualized pay rate, fixed bonuses, and discretionary bonuses of each officer, employee or independent contractor of the Merged Companies employed or engaged by any of the Merged Companies as of December 18, 2015, and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by any of the Merged Companies to each such officer, employee or independent contractor for the most recent fiscal year.

(f) Drag-Along Rights. Promptly following the parties’ execution and delivery of this Agreement, the Key Unit Holder and the Board of Directors of the Company shall exercise their “drag-along” rights in accordance with Section 7.4 of the Company Operating Agreement in furtherance of the transactions contemplated hereby.

(g) AW Obligations. Upon any AW Obligations becoming due and payable, Parent and Agent hereby agree to deliver joint written instructions to the Escrow Agent directing it to pay such AW Obligations from the AW Escrow Amount. Subject to any such payments by the Escrow Agent from the AW Escrow Amount, the AW Escrow Amount shall remain in escrow until all potential Earn-Out Payment obligations owing by the Merged Companies under the AW Stock Purchase Agreement shall have been satisfied. In the event any portion of the AW Escrow Amount remains in escrow following the satisfaction in full of all such payment obligations by the Merged Companies, such portion shall be distributed to the Agent for the account and benefit of the Equityholders. Parent and Agent hereby agree to timely cause joint written instructions to be delivered to the Escrow Agent consistent with the terms herein. If the amount of the AW Obligations exceed the AW Escrow Amount, the Equityholders, severally based on their respective pro rata shares of the Escrow Fund as set forth on the Distribution Schedule, shall promptly reimburse Parent for such excess following demand by Parent, which demand shall include documentation substantiating such excess. The Key Unit Holder shall promptly pay on demand from Parent any amounts due from the Equityholders pursuant to the foregoing sentence that are not funded by the Equityholders within 30 days after Parent’s demand.

(h) Bank Accounts. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent all documentation required to change authorizations for the accounts identified on Part 3.1(u)(iv) of the Disclosure Schedule to the individuals designated by Parent, with such documentation to be held in escrow by Parent and not released until the Closing.

(i) Joinder to Amedisys Credit Facility. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Amedisys shall be liable for any of the obligations of the Merged Companies after Closing under Sections 4.10 and 7.3 unless and until such Merged Companies have been made Loan Parties (as defined in the Amedisys Credit Facility) to that certain Credit Agreement, dated as of August 28, 2015, to which Amedisys, Amedisys Holding, L.L.C., certain subsidiaries of Amedisys, Bank of America, N.A., as administrative agent, and certain lenders are party thereto (the “Amedisys Credit Facility”) by executing a joinder thereto. Amedisys hereby covenants and agrees to use commercially reasonable efforts to cause the Merged Companies to be made Loan Parties to the Amedisys Credit Facility within thirty (30) days following the Closing; provided, however, Amedisys hereby covenants and agrees that, in any event, the Merged Parties shall be made Loan Parties to the Amedisys Credit Facility within sixty (60) days following the Closing and Amedisys and Parent shall become liable for the obligations of the Merged Companies after Closing under Sections 4.10 and 7.3 no later than such sixtieth (60th) day.

(j) Angel Watch 338(h)(10) Election. The Company shall coordinate with Parent in scheduling the consummation of the Final Closing (as defined in the AW Stock Purchase Agreement). In the event of the consummation of the Final Closing prior to, contemporaneously with, or promptly following the Closing hereunder, the Company shall, upon the request of Parent, (i) cause Infinity Home Care of Jacksonville, LLC to exercise the right to make an election under Section 338(h)(10) or Section 336(e) of the Code (and any corresponding election under state, local and foreign Tax Law) with respect to the purchase and sale of the Shares (as defined in the AW Stock Purchase Agreement), as contemplated by Section 7.1 of the AW Stock Purchase Agreement, (ii) use commercially reasonable efforts to cause AW and each

Seller (as defined in the AW Stock Purchase Agreement) to join in such election, (iii) use commercially reasonable efforts to cause each Seller to otherwise comply with its obligations under Section 7.1 of the AW Stock Purchase Agreement, and (iv) use commercially reasonable efforts to deliver to Parent, no later than the Closing, an executed copy of Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases (or its equivalent under Section 336(e)), for such election.

(k) Due Diligence Findings. The Company acknowledges that on or about October 26, 2015, Parent provided the Company with a copy of the preliminary draft report of the third party medical record review performed for Parent in connection with this transaction. The Company is undertaking a review of the preliminary findings in the report and, no later than December 15, 2015, the Company shall make any adjustments or refunds necessary to address any verified findings of overpayments following the Company’s review of the report, to the reasonable satisfaction of Parent. No later than December 15, 2015, the Company shall provide Parent with the results of its review of the preliminary findings in the report and evidence of any adjustments or refunds made in connection with any verified findings of overpayments contained therein, in each case to the reasonable satisfaction of Parent. Within five business days of its receipt of these results, Parent shall identify any issues with the results, including the specific refunds reasonably desired with respect to those matters. The Company shall have the right to resolve those identified matters by refunding the applicable amounts in question by the Closing Date.

In addition, to the extent the Parent identified any compliance issue in the email dated October 29, 2015, at 11:32 PM EST, that is reasonably likely to result in a reportable event under Parent’s corporate integrity agreement, the parties shall work in good faith to analyze and remediate to the reasonable satisfaction of Parent any validated compliance issues as soon as reasonably practicable after signing, but in no event later than December 15, 2015. Within five business days of its receipt of the proposed remediation from the Company, Parent shall identify any issues with the proposed action, including the specific contracts that it reasonably desires to be terminated. The Company shall have the right to resolve those identified matters by refunding the applicable amounts and/or terminating the applicable contracts prior to the Closing Date.

Section 4.18 Supplemental Disclosure Schedules.

(a) The Company may, at any time and from time to time not less than five (5) Business Days prior to the Closing, by notice in accordance with the terms of this Agreement, supplement any one or more Parts of the Disclosure Schedule; provided that, except as expressly provided below in this Section 4.18, such supplements shall not be deemed to amend the Disclosure Schedule or qualify the related representations and warranties of the Company herein. With respect to any item or matter that relates solely to actions, occurrences, facts, developments or events that (i) both arises and becomes known to the Company after the date hereof and would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the date hereof, (ii) does not arise from a breach of this Agreement, and (iii) either (A) is not material to the Merged Companies, taken as a whole or (B) arises out of or is attributable to any item described in parts (i) through (viii) of the definition of “Material Adverse Effect” in Article I, the item in such supplemental disclosure shall be deemed to amend the Disclosure Schedule and qualify the representations and warranties of the Company. Any other supplemental disclosures to the Disclosure Schedule shall not be deemed to amend the Disclosure Schedule, shall be made without effect to or qualification of any of the related representations and warranties of the Company contained in this Agreement, and shall have no effect on the right of the Buyer Indemnitees to indemnification. For clarification, any such disclosed matter will not be the basis for a Fraud claim.

(b) Each Party will give prompt written notice to the other Parties of any notice or development which has caused a material breach of or inaccuracy in any of its own representations and warranties in Article III. Subject to Section 4.18(a), no such written notice shall be deemed to have amended and qualified the representations and warranties in Article III, or to have cured any material breach of or inaccuracy in a representation or warranty that otherwise might have existed.

ARTICLE V

CONDITIONS OF PURCHASE

Section 5.1 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Obligations of the Company. The Company and the Key Unit Holder shall have performed, in all material respects, on or before the Closing Date, all covenants contained in this Agreement which by the terms hereof are required to be performed by it after the date of this Agreement and on or before the Closing Date.

(b) Representations and Warranties. Each representation and warranty set forth in Sections 3.1 and 3.3 shall be true and correct at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak of an earlier date in which case they shall be true and correct as of such earlier date, except where the failure of any such representation and warranty to be true and correct (whether as of the Closing or such earlier date) does not constitute a Material Adverse Effect.

(c) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied as of the Closing, together with copies of (i) the Organizational Documents of the Merged Companies, and all amendments thereto, and (ii) the resolutions adopted by the requisite number of holders of Company Units and the Board of Managers of the Company duly authorizing the transactions contemplated hereby.

(d) AHCA CHOW Date. The AHCA CHOW Date shall have occurred, or the application for licensure / change of ownership submitted by Parent shall have been approved by AHCA prior to such date.

(e) No Prohibition. There shall not be any order or injunction of a court of competent jurisdiction or governmental agency in effect preventing, restraining or invalidating the consummation of the material transactions contemplated hereby.

(f) Third Party Consents and Governmental Filings. All Governmental Entity and third party filings or registrations with, notifications to, or authorizations, consents or approvals set forth on Schedule III shall have been made or obtained, as applicable; provided, however, with respect to the landlord consents required under the Merged Companies’ lease agreements for premises in Palm Beach, Florida, Clearwater, Florida, and Jacksonville, Florida respectively, listed on Schedule III, if such consents have not been received on or prior to December 1, 2015, this condition shall also be deemed satisfied with respect to such consents if the Merged Companies have, prior to the Closing Date and at the sole expense of the Company (to be accounted for as a Company Expense), relocated their respective operations in Palm Beach, Florida, Clearwater, Florida and Jacksonville, Florida to other locations in the related communities pursuant to new leases, each such location and lease to be reasonably satisfactory to Parent, and shall have timely made all required regulatory notices or filings in connection with each such relocation.

(g) Restrictive Covenant Agreements. The following Persons shall have executed and delivered to Parent restrictive covenant agreements in the forms of Exhibit H, as applicable: the Key Unit Holder and each member of the Company Knowledge Group.

(h) Legal Opinion. The Company shall have delivered to Parent an opinion of counsel for the Company as to the matters listed on Exhibit I.

(i) Good Standing Certificates. The Company shall have delivered to Parent a Certificate of Status in regard to each Merged Company issued by the Secretary of State of Florida (dated as of a recent date);

(i) No Material Adverse Effect. Since the Balance Sheet Date, no Material Adverse Effect shall have occurred.

(j) Section 2.3 Deliverables. The Company shall have delivered the certificate, Distribution Schedule and payoff letters, if any, required by Section 2.3(b).

(k) Escrow Agreement. The Agent and the Escrow Agent shall have entered into the Escrow Agreement.

(l) Resolution of Due Diligence Findings. The Company shall have performed, in all material respects, on or before the Closing Date, all covenants contained in Section 4.17(k) of this Agreement. For purposes of this Section 5.1(l), “material” shall have the same meaning given such term in Section 3.1(t)(xiii).\

(m) Completion of Surveys. The Del Ray (Palm Beach), Florida, Vero Beach, Florida and Amelia Island, Florida (Angel Watch) agency locations of the Merged Companies shall have satisfied AHCA survey requirements for change of ownership of such agencies.

Section 5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties of Parent. Each of the representations and warranties of Parent contained in Section 3.2 shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects).

(b) Obligations of the Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects, on or before the Closing Date, all covenants contained in this Agreement which by the terms hereof are required to be performed by Parent and Merger Sub after the date of this Agreement and on or before the Closing Date.

(c) Compliance Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied as of the Closing.

(d) AHCA CHOW Date. The AHCA CHOW Date shall have occurred, or the application for licensure / change of ownership submitted by Parent shall have been approved by AHCA prior to such date.

(e) No Prohibition. There shall not be any order or injunction of a court of competent jurisdiction or governmental agency in effect preventing, restraining or invalidating the consummation of the material transactions contemplated hereby.

(f) Closing Payments. Parent shall have made the payments contemplated by Section 2.4.

(g) Other Agreements. Parent and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if (i) any of the representations and warranties of the Company or the Key Unit Holder set forth in this Agreement are not true and correct to the extent required by Section 5.1(b), or if the Company or the Key Unit Holder shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent required by Section 5.1(a), and (ii) such breach, failure or misrepresentation is material to the Merged Companies, taken as a whole, and, if curable, is not cured within thirty (30) days after Parent gives the Company written notice identifying in reasonable detail such breach, failure or misrepresentation; provided that Parent is not permitted to terminate this Agreement pursuant to this Section 6.1(b), if, at the time of such attempted termination, the Company would have the right to terminate this Agreement pursuant to Section 6.1(c) but for the proviso thereof;

(c) by the Company, if (i) any of the representations and warranties of Parent set forth in this Agreement are not true and correct to the extent required by Section 5.2(a), or if Parent or Merger Sub shall have breached or failed to perform any of their respective obligations, covenants or agreements under this Agreement to the extent required by Section 5.2(b), and (ii) such breach, failure or misrepresentation is material and, if curable, is not cured within thirty (30) days after the Company gives Parent written notice identifying in reasonable detail such breach, failure or misrepresentation; provided that the Company is not permitted to terminate this Agreement pursuant to this Section 6.1(c), if, at the time of such attempted termination, Parent would have the right to terminate this Agreement pursuant to Section 6.1(b) but for the proviso thereof;

(d) by either Parent or the Company, if any court or other Governmental Entity having competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to any party whose breach of any provision of this Agreement results in such order, decree or ruling; or

(e) by either the Parent or the Company, if the Closing shall not have occurred on or before February 29, 2016 (the “Outside Date”); provided, that if the condition to closing set forth in Section 5.1 (m) shall not have been satisfied on or prior to such date, the Outside Date shall be extended until April 30, 2016; provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time.

Section 6.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall thereupon terminate and become void and have no effect, except that the provisions of Section 4.3 (Publicity), Sections 4.4 (Confidentiality), 4.10 (Parent’s Obligation), 4.16 (Payment and Performance Guarantee by Amedisys), this Section 6.2 (Effect of Termination) and Article VIII (Additional Operative Provisions) shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement prior to such termination. For greater certainty, if Parent and Merger Sub do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 5.1 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), such event shall be deemed to be a breach of this Agreement by Parent and Merger Sub.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. The representations, warranties and covenants contained in this Agreement and in any certificate delivered at the Closing shall survive the Closing and terminate at 5:00 PM Eastern time on the date that is eighteen (18) months after the Closing Date; provided, however, that (a) all covenants and agreements contained herein which by their terms are to be performed solely, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms and (b) the representations and warranties contained in clauses (a) (Due Organization and Good Standing), (b) (Authorization, Execution and Delivery; Valid and Binding Agreement), (d) (Capital Structure; Subsidiaries), (i) (Taxes), (p) (Brokers’ Fees), and (s) (Environmental Matters) of Section 3.1 (collectively, the “Fundamental Representations”) shall survive the Closing and terminate at 5:00 PM Eastern time on the earlier of (i) the date that is seven (7) years after the Closing Date, or (ii) the date that is thirty (30) days after the expiration of the applicable statute of limitations (including any period of interruption or tolling), and (c) all rights and obligations under Sections 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi) and 7.2(a)(vii) shall survive the Closing and terminate at 5:00 PM Eastern time on the date that is thirty (30) months after the Closing Date (as applicable in each of the foregoing cases, the “Survival Expiration Date”). No claim for breach of any representation, warranty, covenant or agreement, or claim for indemnification under Section 7.2(a), may be brought after the applicable Survival Expiration Date, except for claims (x) of which the Agent has been notified in writing with reasonable specificity by Parent prior to the applicable Survival Expiration Date, or (y) of which Parent has been notified in writing with reasonable specificity by the Agent prior to the applicable Survival Expiration Date.

Section 7.2 Indemnification of Parent.

(a) If the Closing occurs, subject to the terms of this Article VII, each Equityholder, severally and not jointly (limited to and based on each Equityholder’s pro rata share of the Escrow Fund), agree to indemnify and hold harmless Amedisys, Parent, the Surviving Company, and the other Merged Companies (collectively, the “Buyer Indemnitees”) from and against Losses incurred by the Buyer Indemnitees by reason of: (i) any inaccuracy or breach of any of the representations or warranties of the Company specifically set forth in Section 3.1 or contained in any certificate delivered at the Closing by the Company pursuant to this Agreement; (ii) the failure of the Company to perform any of its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of the Agent to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing; (iii) any claim by an Equityholder or current or former holder of any other security of the Company, in its capacity as such, challenging this Agreement, the other transactions contemplated hereby or an act or omission by the Agent hereunder, including, without limitation, any claims relating to (x) the delivery of the Agent Fund, or (y) the Agent’s exercise or failure to exercise its rights pursuant to Section 8.5; (iv) the failure of any portion of the Company Expenses or the Indebtedness of the Merged Companies outstanding as of the Closing to be paid at Closing (subject to Section 4.17(g)); (v) any post-payment review of claims, actions, audits, investigations, or proceedings conducted by or on behalf of any Government Programs, including, but not limited to, Medicare administrative contractors or intermediaries, recovery audit contractors, zone program integrity contractors, specialty medical review contractors, or similar investigative agencies, but only to the extent such Losses arise from the provision of healthcare services or the submission of healthcare claims by the Merged Companies and any predecessors from whom the Merged Companies acquired any Medicare or Medicaid provider number relating to dates of service prior to the Closing Date (“Recoupment Indemnity Matter”); provided, however, that Recoupment Indemnity Matter shall exclude Losses to the extent arising from post-closing changes by Parent or the Merged Companies to the billing policies, procedures and/or practices used by the Merged Companies prior to Closing, with respect to bills submitted by Parent or the Merged Companies following Closing for dates before the Closing Date; (vi) any audits, investigations, claims, actions, proceedings or lawsuits by the U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, a state attorney general, state Medicaid agency or other agencies or Governmental Entities with respect to healthcare fraud, False Claims Act matters, qui tam or whistle blower actions, or other intent-based, reckless disregard-based, or other scienter-based Laws related to the provision of healthcare services or the submission of healthcare claims by the Merged Companies and any predecessors from whom the Merged Companies acquired any Medicare or Medicaid provider number relating to dates of service prior to the Closing Date, but excluding Losses to the extent arising from post-closing changes by Parent or the Merged Companies to the billing policies, procedures and/or practices used by the Merged Companies prior to Closing with respect to bills submitted by Parent or the Merged Companies following Closing for dates before the Closing Date; and (vii) the ongoing Tax dispute matter listed on Part 3.1(i) of the Disclosure Schedule; provided, however, the Buyer Indemnitee’s Losses with respect to such matter shall be limited to the reasonable out-of-pocket cost incurred by the Merged Companies in litigating such matter and any out-of-pocket Taxes due and owing by the Merged Companies as a result of the resolution of such litigation for the period prior to the Closing Date. If the Closing occurs, subject to the terms of this Article VII, and to the extent in excess of the then remaining balance of the Escrow Fund at the related time, the Equityholders, severally and not jointly (based on each Equityholder’s pro rata share of the Merger Consideration paid to the Equityholders), agree to indemnify and hold harmless the Buyer Indemnitees for all Losses incurred by the Buyer Indemnitees by reason of any inaccuracy or breach by the Company of a Fundamental Representation and for all Losses incurred by the Buyer Indemnitees pursuant to Sections 7.2(a)(ii), 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi) and 7.2(a)(vii). For purposes of determining both (1) whether the Company has breached any of its representations and warranties in Section 3.1 (other than in Sections 3.1(j) and 3.1(v)) or whether the Company has breached any covenants or agreements herein, and (2) the amount of Losses suffered or incurred by any Buyer Indemnitee by reason of such breach, qualifications therein referring to “material”, “Material Adverse Effect” and other qualifications of similar import or effect shall be disregarded (but, for the avoidance of doubt, qualifications referring to “Knowledge” or specified dollar amounts or dates or periods shall not be disregarded).

(b) In addition to the limitations in Section 7.1, the right of the Buyer Indemnitees to submit claims pursuant to Section 7.2(a) is subject to the following limitations: (i) no right to be indemnified or held harmless shall exist and no claim may be made against the Equityholders under Section 7.2(a)(i) (except for Fundamental Representations and Fraud (as defined in Article I) which shall not be subject to the Deductible) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of claims thereunder exceeds $415,800 (the “Deductible”), and then Buyer Indemnitees shall be entitled to indemnification only for the amount in excess of the Deductible; (ii) except for Fundamental Representations and Fraud (as defined in Article I), the sole source of payment for all indemnification claims under Section 7.2(a)(i) shall be limited to the amount of, and in no event exceed, the remaining amount of the Escrow Fund held by the Escrow Agent; (iii) the aggregate amount of all Losses for which the Equityholders shall be liable pursuant to Sections 7.2(a)(v), 7.2(a)(vi) and 7.2(a)(vii) (whether from the Escrow Fund or otherwise) shall be limited to, and in no event exceed, $12,600,000; (iv) the Escrow Fund shall be the Buyer Indemnitees’ first recourse for all indemnification claims not otherwise subject to Section 7.2(b)(ii), and no Equityholder shall be responsible to pay for any such indemnification claim until the Escrow Fund has been reduced to zero dollars ($0), (v) the aggregate liability of each Equityholder for all indemnification claims (including, in the case of the Key Unit Holder, pursuant to Section 7.2(c)) shall be limited to, and shall in no event exceed, such Equityholder’s pro rata share of the Merger Consideration actually paid to such Equityholder; and (vi) no claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in Section 3.1 to the extent that that there has been a corresponding reduction in the calculation of the Closing Working Capital or a corresponding reserve for such Losses has been made expressly on the Financial Statements.

(c) If the Closing occurs, subject to the terms of this Article VII, the Key Unit Holder agrees to indemnify and hold harmless the Buyer Indemnitees from and against Losses incurred by the Buyer Indemnitees by reason of any inaccuracy or breach of any of the representations or warranties of the Key Unit Holder specifically set forth in Section 3.3.

Section 7.3 Indemnification of Equityholders. If the Closing occurs, subject to the terms of this Article VII and Section 4.17(i), Parent and the Surviving Company, jointly and severally, agree to indemnify and hold harmless the Equityholders from and against Losses incurred by the Equityholders by reason of (i) any breach of any of the representations or warranties of Parent in Section 3.2 of this Agreement or in any certificate delivered pursuant to this Agreement, (ii) any breach of any of the covenants or agreements of Parent in this Agreement, (iii) the failure of the Surviving Company to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing, or (iv) the post-Closing ownership of the Merged Companies and the operation of their respective businesses by Parent and its Affiliates.

Section 7.4 Indemnification Procedures and Related Provisions and Additional Limitations.

(a) Any party entitled to make a claim for indemnification hereunder (an “Indemnified Party”) shall promptly notify (a “Claim Notice”) the indemnifying party (the “Indemnifying Party”) of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor, and in the case of any claims based on a claim by a third party, attach all notices, pleadings and other documents or instruments served upon or received by the Indemnified Party with respect thereto; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party’s failure to respond to a Claim Notice within thirty (30) days of its delivery will be deemed to be a denial of the claim. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party (unless reasonably necessary to protect the rights of the Indemnified Party) until the later of (i) the expiration of the 30-day response period, or (ii) thirty (30) days following the expiration of the 30-day response period if a response, delivered within such 30-day period, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(b) In the event that any Action or Recoupment Indemnity Matter is commenced by a third party involving a claim (an “Asserted Liability”) for which an Indemnified Party is entitled to be indemnified and held harmless hereunder by an Indemnifying Party, the Indemnifying Party or, if the Indemnifying Party is the Equityholders, the Agent on behalf of the Equityholders, shall have thirty (30) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not the Indemnifying Party or the Agent, as the case may be, desires, at the Indemnifying Party’s sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, to defend against such Asserted Liability. If the Indemnifying Party or the Agent, as the case may be, undertakes to defend against such Asserted Liability, which shall require the Indemnifying Party or the Agent, as the case may be, to (i) timely notify the Indemnified Party in writing that it has assumed such defense and that it will indemnify the Indemnified Party against any Losses arising out of such Asserted Liability (subject to any limitations set forth in this Article VII), and (ii) provide evidence of its financial wherewithal to do so should the Indemnifying Party’s liability exposure for the Asserted Liability exceed the remaining balance of the Escrow Fund, the Indemnifying Party or the Agent, as the case may be, shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability. The Indemnified Party, at its own expense, shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose. If the Indemnifying Party or the Agent, as the case may be, does not undertake to defend the Asserted Liability (or is not entitled to the defend the Asserted Liability under Section 7.4(c)), the Indemnifying Party or the Agent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnifying Party or the Agent, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party or the Agent, as the case may be, shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) requires only the payment of money that the Indemnifying Party is obligated to pay, (ii) provides for a full and unconditional release of the Indemnified Party without any admission of wrongdoing or liability, and (iii) will not materially adversely affect the continued operations of the Indemnifying Party or the Agent, as the case may be, and their respective Affiliates. The Indemnified Party and the Indemnifying Party or the Agent, as the case may be, agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to an Asserted Liability. The Indemnified Party and the Indemnifying Party or the Agent, as the case may be, and the Surviving Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of an Asserted Liability (including, in the case of a Recoupment Indemnity Matter, access to and the cooperation of the Corporate Compliance Officer of the Company and any other employee holding a similar position). Notwithstanding anything to the contrary herein, if the Indemnifying Party is the Equityholders and the Agent undertakes to defend against an Asserted Liability, (i) the costs thereof shall be paid exclusively from, and the Agent shall be entitled to advancement and reimbursement of expenses with respect thereto out of, the Agent Fund, and (ii) neither the Agent nor its Affiliates shall, by reason of the undertaking of such Asserted Liability, have any personal liability for such costs, the Asserted Liability or for indemnifying and holding harmless the Indemnified Party.

(c) Notwithstanding the foregoing, the Indemnifying Party or the Agent, as the case may be, shall not be entitled to assume or maintain control of the defense of any Asserted Liability if (i) the Asserted Liability is a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party or the Agent, as the case may be, has failed to defend or is failing to defend in good faith the Asserted Liability that is not cured within a reasonable time after receiving written notice from the Indemnified Party specifying in reasonable detail the manner in which the Indemnifying Party or the Agent, as the case may be, has so failed or is failing, or (iii) the primary relief sought in respect of the Asserted Liability is non-monetary relief (other than a general boilerplate request for such other and further relief as the court deems just and proper).

Section 7.5 Insurance and other Third Party Recoveries. In calculating the threshold set forth in Sections 7.2(b)(i) and the amounts otherwise payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (after giving effect to any applicable deductible or retention and any out of pocket costs incurred by the Indemnified Party in connection therewith), and (ii) any amounts actually recovered by the Indemnified Party from any other Person with respect to such Losses (after giving effect to any out of pocket costs incurred by the Indemnified Party in connection therewith). In the event an insurance recovery or third party recovery relating to an indemnification payment is received after the Indemnifying Party or the Agent, as the case may be, has made an indemnification payment under this Agreement that did not take into account such insurance recovery or third party recovery, the Indemnified Party shall promptly pay the Indemnifying Party or the Agent, as the case may be, an amount equal to the lesser of such insurance recovery or third party recovery and the amount of the related indemnification payment. Each Indemnified Party shall use commercially reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.

Section 7.6 Manner of Payment.

(a) Subject to Section 7.6(d), any indemnification obligations of the Equityholders pursuant to Section 7.2(a) shall be paid to Parent within thirty (30) days after the final determination thereof or agreement of the parties with respect thereto.

(b) Any indemnification obligations of the Key Unit Holder pursuant to Section 7.2(c) shall be paid to Parent within thirty (30) days after the final determination thereof or agreement of the parties with respect thereto.

(c) Any indemnification obligations of Parent and the Surviving Company pursuant to Section 7.3 shall be paid to Agent within thirty (30) days after the final determination thereof or agreement of the parties with respect thereto.

(d) Notwithstanding anything to the contrary in this Agreement, in the event any actual out-of-pocket recoupments, charge-backs or credits against and paid by a Buyer Indemnitee relating to one or more Recoupment Indemnity Matters for which a Buyer Indemnitee is entitled to indemnification hereunder total $750,000 or more in the aggregate in one fiscal quarter or $1,500,000 or more cumulatively, the Buyer Indemnitee shall be entitled to reimbursement from the Escrow Fund and the Equityholders, as applicable hereunder, for all such recoupments, charge-backs or credits within five (5) Business Days of its delivery to Agent of documentation substantiating such recoupments, charge-backs or credits. The Agent agrees to promptly execute and deliver to the Escrow Agent a joint written instruction with Parent in order to timely effectuate such reimbursement of Buyer Indemnitee. Should the amount of any such recoupments, charge-backs or credits be reduced pursuant to appeals thereof, the Buyer Indemnitee shall replenish the Escrow Fund or reimburse the Agent (for the benefit of the Equityholders, as applicable), as applicable hereunder, for the amount thereof previously paid to the Buyer Indemnitee promptly upon receipt by the Buyer Indemnitee of reimbursement therefor under the related Government Program. The terms of this Section 7.6(d) shall remain in effect following any application thereof by the Buyer Indemnitees and continue to apply to any and all subsequent actual out-of-pocket recoupments, charge-backs or credits against a Buyer Indemnitee relating to one or more Recoupment Indemnity Matters for which a Buyer Indemnitee is entitled to indemnification hereunder totaling $750,000 or more in the aggregate in one fiscal quarter or $1,500,000 or more cumulatively.

Section 7.7 Remedies Exclusive. THE REMEDIES PROVIDED IN THIS ARTICLE VII SHALL BE THE EXCLUSIVE REMEDIES OF THE PARTIES HERETO AND THE OTHER INDEMNITEES NAMED HEREIN AND THEIR HEIRS, SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN. IF THE CLOSING OCCURS, NO PARTY MAY BRING OR COMMENCE ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE VII. NOTWITHSTANDING THE FOREGOING, THE PARTIES HAVE AGREED THAT (A) IF BUYER CAN DEMONSTRATE THAT FRAUD HAS OCCURRED (AS DEFINED IN ARTICLE I), THEN WITH RESPECT TO ANY RESULTING INDEMNIFICATION CLAIM UNDER SECTION 7.2(a)(i), THE DEDUCTIBLE SHALL NOT APPLY AND THE AGGREGATE MAXIMUM LIABILITY OF ANY EQUITYHOLDER SHALL BE INCREASED TO THE EQUITYHOLDER’S PRO RATA SHARE OF $12,600,000, AND (B) THIS SECTION 7.7 DOES NOT APPLY TO CLAIMS FOR EQUITABLE INJUNCTIVE RELIEF.

Section 7.8 Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the purchase price to the extent permitted by applicable Tax Law.

ARTICLE VIII

ADDITIONAL OPERATIVE PROVISIONS

Section 8.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Parent, Merger Sub and the Company and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns.

Section 8.2 Choice of Law. This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

Section 8.3 Dispute Resolution. Except for the resolution of Disputed Items pursuant to Section 2.7 and Actions brought pursuant to Section 8.16:

(a) Any disagreement or dispute between the parties arising out of or related to this Agreement or any of the agreements delivered in connection herewith or any of the transactions contemplated hereby or thereby (each, a “Dispute”) shall be resolved by Parent and the Agent in the manner provided in this Section 8.3. Parent and the Agent shall attempt to resolve any Dispute hereunder in good faith by meeting to discuss the Dispute within ten (10) Business Days following the original written notice of any Dispute by the party making such a claim and shall seek to resolve the Dispute in writing within thirty (30) days following the original written notice of any Dispute by the party making such a claim. No settlement reached under this clause (a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by Parent and the Agent.

(b) Should Parent and the Agent fail to meet within ten (10) Business Days or fail to resolve the each outstanding Dispute within thirty (30) days following the giving of the notice as outlined in clause (a) above, then either such party may initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should Parent and the Agent for any reason be unable to agree upon a mediator, they shall each select a mediator, which two mediators shall appoint a third capable mediator for them. Parent and the Agent shall each bear an equal portion of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute. No settlement reached under this clause (b) shall be binding on the parties until reduced to a writing signed by Parent and the Agent.

(c) In the event the Parent and the Agent are unable to resolve any outstanding Dispute as provided in clauses (a) and (b) above within ninety (90) days following the giving of the original written notice as referred to therein, then such outstanding Dispute shall be determined by binding arbitration following the procedures contained in this clause (c). A panel of three arbitrators (collectively, the “Arbitrators”) shall be selected as follows: (i) one arbitrator shall be selected by Parent, (ii) one arbitrator shall be selected by the Agent, and (iii) one arbitrator shall be mutually agreed to by Parent and the Agent; provided that, if the parties cannot mutually agree to the third Arbitrator, the third Arbitrator shall be appointed by the American Arbitration Association from its panel of neutral arbitrators. Each Arbitrator must be independent and have reasonable experience in transactions of the type provided for in this Agreement and matters relating to the underlying Dispute. Each party agrees to execute an engagement letter in the customary form required by the Arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time (the “Commercial Rules”), except as modified by the agreement of the parties and the following provisions:

(i) On any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall be controlling.

(ii) The forum for arbitration shall be in Atlanta, Georgia. Any party may commence arbitration of a Dispute by a demand for arbitration served on the other parties.

(iii) The Arbitrators will be empowered to hear all Disputes, including the determination of the scope of arbitration. Consistent with the expedited nature of arbitration, (i) each party will, on the written request of the other party, promptly provide the other with copies of non-privileged documents relevant to the issues raised in any Dispute, and (ii) at the request of any party, the Arbitrators shall have the discretion to order examination of witnesses to the extent the Arbitrators deem such additional discovery relevant and appropriate based on good cause shown and with due consideration for the nature of the Dispute and the amount in dispute. Any dispute regarding discovery, or the relevance or scope thereof, will be conclusively determined by the Arbitrators.

(iv) The Arbitrators may enter a default decision against any party who fails to participate in the arbitration proceeding.

(v) The Arbitrators shall be bound by and shall enforce the terms of this Agreement. The Arbitrators’ decision shall be made by majority vote of the Arbitrators. The Arbitrators’ decision shall be in writing and in the form of a reasoned opinion, and a court reporter shall record all hearings. Any award rendered by the Arbitrators regarding the Dispute shall be final, non-appealable, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrators shall have no power or authority to grant punitive damages, injunctive relief, specific performance or other equitable relief.

(vi) The Expedited Procedures of the American Arbitration Association shall apply in any case in which no disclosed claim or counterclaim exceeds $75,000, exclusive of interest, attorneys’ fees, and arbitration fees and costs.

(vii) Notwithstanding the foregoing, in the event a Dispute involves less than $1,000,000, such Dispute shall be determined by a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree upon such single arbitrator, such Dispute shall be resolved in accordance with the other terms of this Section 8.3.

(viii) Notwithstanding the foregoing, nothing herein shall prohibit a party from instituting judicial proceedings to (A) compel arbitration in accordance with this clause (c); (B) obtain orders to require witnesses to obey subpoenas issued by the Arbitrators or as may otherwise be necessary to facilitate the arbitration proceedings; or (C) secure confirmation or enforcement of any arbitration award rendered pursuant to this Agreement. The prevailing party shall be entitled to receive from the other party or parties’ reimbursement of the prevailing party’s reasonable legal fees and disbursements incurred in connection with such arbitration.

(d) Agent and Parent shall maintain, and cause their respective Affiliates and their respective employees, agents and other representatives to maintain, the confidential nature of the existence, nature, underlying facts and circumstances, and status of the Dispute and the dispute resolution process contemplated under this Section 8.3, except as may be necessary (i) to prepare for or conduct the dispute resolution proceedings contemplated hereby, including the presentation of claims and defenses, (ii) to pursue or oppose legal remedies in court pertaining to this dispute resolution process, (iii) to comply in good faith with applicable Laws and Legal Requirements, or (iv) comply with any award pursuant to this Section 8.3. The preceding restriction does not prevent Agent from providing any information to the Equityholders. The parties reserve the right to enter into, or request from the arbitrator, a more detailed confidentiality agreement or protective order.

Section 8.4 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. SUBJECT TO SECTION 8.3, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.6, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.5 Agent. Subject to this Section 8.5, Axiom HealthEquity Holdings Management, LLC, a Delaware limited liability company, will act as the “Agent” under this Agreement. The Agent has the full power and authority on behalf of the Equityholders to take any and all actions and make any and all determinations in respect of this Agreement and/or the transactions contemplated hereby. Without limiting the generality of the foregoing, the Agent is authorized to (a) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement and (b) take all actions on behalf of the Equityholders in connection with any claims or disputes with respect to this Agreement or the transactions contemplated hereby, to initiate, prosecute, defend and/or settle such claims and disputes, and to authorize payments in respect of any claims brought against the Equityholders or the Key Unit Holder from the Escrow Fund, including without limitation, any payments under Sections 2.7(c), 2.7(e), or 4.17(g). The Agent will not receive a fee for serving as the Agent of the Equityholders hereunder. The Agent is entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors may be paid from the Agent Fund. The Agent shall not be liable to the Equityholders for any action taken by it pursuant to this Agreement, and the Equityholders shall indemnify and hold the Agent harmless from any Losses arising out of it serving as agent hereunder, except in each case if and to the extent the Agent has engaged in bad faith or willful misconduct as finally by an order of a court of competent jurisdiction or arbitration panel under Section 8.3. The Agent is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Equityholders hereunder solely on account of serving as the Agent, and Parent, Merger Sub and the Surviving Company agree that they will not look to the underlying assets of the Agent for the satisfaction of any obligations of the Company or the Equityholders. Any Person serving as the Agent hereunder may resign as Agent upon at least ten (10) days’ prior written notice to the Company and Parent. A Majority in Interest of the Equityholders (as defined in the Company Operating Agreement, based on ownership of the Company Units immediately prior to the Effective Time) shall appoint, and may remove, a replacement Person or Persons to serve as Agent hereunder, who will be considered an “Agent” for all purposes of this Agreement. All rights of an Agent to indemnification hereunder shall survive such Agent’s death, dissolution, resignation or removal.

Section 8.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) Business Days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being deposited with such delivery service for next Business Day delivery, or (d) if sent via facsimile or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to Parent and Merger Sub or, after the Closing, the Surviving Company to:

Amedisys Health Care West, L.L.C.

c/o Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 299-3796

Attn: Paul B. Kusserow

Chief Executive Officer

Amedisys Health Care West, L.L.C.

c/o Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 299-3796

Attn: David L. Kemmerly, Esq.

General Counsel

with courtesy copies to (which shall not constitute notice):

Kantrow, Spaht, Weaver & Blitzer (APLC)

445 North Boulevard, Suite 300

Baton Rouge, LA 70802

Telecopy: (225) 383-4703

Attn: Lee C. Kantrow, Esq.

Jacob M. Kantrow, Esq.

If to the Company prior to the Closing, to:

Infinity Home Care, L.L.C.

6700 Professional Pkwy West

Sarasota, Florida 34240

Facsimile: 941-827-9927

Attention: Chief Executive Officer

with courtesy copies to (which shall not constitute notice):

Hill, Ward & Henderson, P.A.

Suite 3700, Bank of America Plaza

101 East Kennedy Boulevard

Tampa, Florida 33602

Facsimile: 813-221-2900

Attention: David S. Felman and Prestin Weidner

If to the Agent or the Equityholders, to:

Axiom HealthEquity Holdings Management, LLC

5550 W. Executive Dr., Suite 230

Tampa, FL 33609

Facsimile: 813-490-7111

Attention: Phil Dingle or Brian Anderson

with courtesy copies to (which shall not constitute notice):

Hill, Ward & Henderson, P.A.

Suite 3700, Bank of America Plaza

101 East Kennedy Boulevard

Tampa, Florida 33602

Facsimile: 813-221-2900

Attention: David S. Felman and Prestin Weidner

Section 8.7 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.8 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that Parent and the Company shall share equally all Transfer Taxes (with the Company’s portion thereof to constitute a Company Expense), and Parent shall, at its own expense, timely file all necessary Tax Returns with respect to all such Transfer Taxes.

Section 8.9 Entire Agreement; Schedules. This Agreement (including the exhibits and schedules hereto), the Escrow Agreement, and the other agreements, instruments and documents executed and delivered among the parties hereto at or in connection with the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Nondisclosure Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and Section 4.4 of this Agreement. Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section and only as related to such specific item. No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to Parent. No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, permit, license, Law or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

Section 8.10 Interpretation.

(a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The conjunction “or” is used in the inclusive sense of “and/or.” Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to “dollars” or “$” are to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(b) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 8.11 Waiver and Amendment. This Agreement may be amended, modified, supplemented or the performance hereof waived only by a written mutual agreement executed and delivered by (a) Parent and Merger Sub and (b) prior to the Closing, the Company and Key Unit Holder, or after the Closing, the Agent. Any amendment, modification, supplement or waiver effected in accordance with this Section 8.11 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.12 Third-party Beneficiaries. Except as otherwise specifically set forth in this Agreement, this Agreement (including, for avoidance of doubt and without limitation, Section 4.2) is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 8.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or arbitration panel under Section 8.3, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.14 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 8.15 Further Assurances. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

Section 8.16 Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated hereby. Subject to the following sentence and Section 7.7, the parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.4, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement (including any Actions for damages) and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement brought in accordance with this Agreement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) To the extent any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 8.17 Attorney-Client Privilege and Conflict Waiver . Hill, Ward & Henderson, P.A. (the “Company Firm”) has represented the Company in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby (the “Transaction Engagement”) and in that connection, not as counsel for any other Person, including Parent. The parties hereto recognize the commonality of interest that exists and will continue to exist until the Closing, and the parties agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the parties agree that Parent shall not, and shall not cause the Merged Companies to, and shall cause the Merged Companies not to, seek to have the Company Firm disqualified from representing the Agent or Equityholders in connection with any dispute that may arise between the Agent and/or the Equityholders, on one hand, and Parent or any Merged Company, on the other hand, in connection with this Agreement or the transactions contemplated hereby. Further, notwithstanding that the Company, the Agent and the Equityholders are or were a client of the Company Firm, upon and after the Closing, all communications between the Company, Agent and the Equityholders and the Company Firm in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to the Agent and the Equityholders and not the Merged Companies or Parent in any dispute arising between the Agent and/or the Equityholders, on one hand, and Parent or any Merged Company, on the other hand. Parent shall not have access to any such communications, or to the files of Company Firm relating to the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Company was a client, in the Transaction Engagement or otherwise, upon and after the Closing: (i) the Agent (and not the Merged Companies) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between any Merged Company and the Company Firm that occurred prior to the Closing in connection with the Transaction Engagement, (ii) to the extent that files of the Company Firm in respect of the Transaction Engagement constitute property of the client, only the Agent shall hold such property rights and (iii) the Company Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company, any other Merged Company, Parent or any of their respective Affiliates (other than the Agent) by reason of any attorney-client relationship between the Company Firm and the Company or otherwise. If Agent or any Equityholder so desires, and without the need for any consent or waiver by any Merged Company or Parent, the Company Firm shall be permitted to represent such party after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing sentence, after the Closing, the Company Firm shall be permitted to represent the Agent, any Equityholder, any of their respective Affiliates, family members or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversarial proceedings) with Parent, the Merged Companies or any of their Affiliates under or relating to this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby, such as claims for indemnification and disputes involving other agreements entered into in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Upon and after the Closing, the Merged Companies shall cease to have any attorney-client relationship with the Company Firm, unless the Company Firm is specifically engaged in writing by an Merged Company to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Agent or an Equityholder or the Agent or such Equityholder consents in writing at the time to such engagement. Any such representation by the Company Firm after the Closing does not affect the provisions of this Section 8.17. For example, and not by way of limitation, even if the Company Firm is representing any Merged Company after the Closing, the Company Firm shall be permitted to simultaneously represent the Agent or any Equityholder in any matter, including any disagreement or dispute relating hereto. Each of the parties to this Agreement consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Company Firm hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the day and year first above written.

THE COMPANY:

INFINITY HOME CARE L.L.C.

By:	/s/ Stephen B. Karasick
Name: Stephen B. Karasick
Title: Chief Executive Officer

AGENT:

AXIOM HEALTHEQUITY HOLDINGS MANAGEMENT, LLC

By:	/s/ Phillip S. Dingle
Name: Phillip S. Dingle
Title: Manager

KEY UNIT HOLDER (for purposes of Sections 2.7(c), 2.7(e), 3.3, 4.12, 4.17(f), 4.17(g) and 7.2(c) only):

INFINITY HEALTHCARE HOLDINGS, LLC

By:	Axiom HealthEquity Holdings, LLC, its Manager

By:	/s/ Phillip S. Dingle
Name: Phillip S. Dingle
Title: Manager

PARENT:

AMEDISYS HEALTH CARE WEST, L.L.C.

By:	Amedisys Holding, L.L.C., Member-Manager

By:	Amedisys, Inc., Member-Manager

By:	/s/ Paul B. Kusserow
Name: Paul B. Kusserow
Title: Chief Executive Officer

MERGER SUB:

IHC ACQUISITIONS, L.L.C.

By:	Amedisys Health Care West, L.L.C., Member-Manager

By:	Amedisys Holding, L.L.C., Member-Manager

By:	Amedisys, Inc., Member-Manager

By:	/s/ Paul B. Kusserow
Name: Paul B. Kusserow
Title: Chief Executive Officer

AMEDISYS (for purposes of Sections 4.16 and 4.17(i) only):

AMEDISYS, INC.

By:	/s/ Paul B. Kusserow
Name: Paul B. Kusserow
Title: Chief Executive Officer